Exhibit 4.1

TERM LOAN AGREEMENT
Dated as of May 22, 2009
among
OTTER TAIL CORPORATION,
d/b/a OTTER TAIL POWER COMPANY,
various financial institutions,
KEYBANK NATIONAL ASSOCIATION,
as Syndication Agent,
UNION BANK, N.A.,
as Documentation Agent,
and
JPMORGAN CHASE BANK, N.A..
as Administrative Agent
JPMORGAN SECURITIES INC.,
KEYBANK NATIONAL ASSOCIATION
and
UNION BANK, N.A.,
Joint Lead Arrangers

i

TERM LOAN AGREEMENT
     THIS TERM LOAN AGREEMENT dated as of May 22, 2009 is among OTTER TAIL CORPORATION, d/b/a OTTER TAIL POWER COMPANY, a Minnesota corporation (the “Borrower”), the financial institutions listed on the signature pages hereof or that hereafter become parties hereto by means of assignment and assumption as described below (each individually a “Bank” and collectively the “Banks”), KEYBANK NATIONAL ASSOCIATION, as Syndication Agent, UNION BANK, N.A., as Documentation Agent, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
     WHEREAS, the Banks have agreed to make term loans to the Borrower in an aggregate principal amount up to $75,000,000.
     NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE 1.
DEFINITIONS AND INTERPRETATION
     Section 1.1 Defined Terms. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following respective meanings (and such meanings shall be equally applicable to both the singular and plural forms of the terms defined, as the context may require):
     “Advance” means the portion of the outstanding Loans by the Banks as to which one of the available interest rate options and, if pertinent, an Interest Period, is applicable. An Advance may be a “LIBOR Advance” or a “Base Rate Advance” (each, a “type” of Advance).
     “Adverse Event” means the occurrence of any event that could have a material adverse effect on the business, operations, property, assets or condition (financial or otherwise) of the Borrower and the Subsidiaries as a consolidated enterprise or on the ability of the Borrower to perform its obligations under the Loan Documents.
     “Agent” means JPMorgan Chase Bank, N.A., as administrative agent for the Banks hereunder, and each successor thereto in such capacity.
     “Agent’s Fee Letter” means the letter agreement dated as of April 8, 2009 between the Borrower and the Agent respecting certain fees payable to the Agent for its own account.
     “Agreement” means this Term Loan Agreement.

     “Applicable Margin” means the applicable percentage set forth below, determined based on the applicable Level:

	Applicable Margin
	LIBOR	Base Rate
Level:	Advances	Advances
Level I:	2.50%	1.50%
Level II:	3.00%	2.00%
Level III:	3.50%	2.50%
Level IV	4.00%	3.00%
The Applicable Margin shall be based on Level III as of the date of this Agreement. The Applicable Margin shall be adjusted ten Business Days after any change in ratings that would require such adjustment. For purposes of the foregoing, the Levels shall be defined and determined as follows (subject to the last sentence of this definition):
     Level I shall apply if the Borrower’s Long Term Debt Rating is A- or better (S&P) or A3 or better (Moody’s).
     Level II shall apply if (a) Level I status does not apply and (b) the Borrower’s Long Term Debt Rating is BBB+ or better (S&P) or Baa1 or better (Moody’s).
     Level III shall apply if (a) neither Level I nor Level II status applies and (b) the Borrower’s Long Term Debt Rating is BBB or better (S&P) or Baa2 or better (Moody’s).
     Level IV shall apply if (a) none of Level I, Level II or Level III status applies and (b) the Borrower’s Long Term Debt Rating is BBB- or lower (S&P) or Baa3 (Moody’s) or lower.
If the Borrower does not have Long Term Debt Ratings from S&P and Moody’s then Level IV shall apply. In the event of a split rating (i.e., Long Term Debt Ratings by S&P and Moody’s that would not be in the same Level), the Level shall be based on the higher Long Term Debt Rating unless the ratings are more than one Level apart, in which case the Level shall be based on the Long Term Debt Rating one Level higher than the lower of the two Long Term Debt Ratings.
     “Assumed Liabilities” is defined in Section 12.1.
     “Base Rate” means, for any day, a fluctuating rate per annum as determined by the Agent to equal the greatest of (a) the Prime Rate in effect on such day, or (b) the Federal Funds Effective Rate in effect on such day plus 0.50% per annum, or (c) the LIBOR Rate (Reserve Adjusted) Daily Floating in effect on such day plus 1.00% per annum. If for any reason the Agent shall have determined (which determination shall be conclusive in the absence of manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the LIBOR Rate (Reserve Adjusted) Daily Floating for any reason (including the inability or failure of the Agent to obtain sufficient bids or publications in accordance with the terms hereof), the Base Rate shall be determined based on the other rate or rates set forth above until the circumstances giving rise to such inability no longer exist.
     “Base Rate Advance” means an Advance designated as such in a notice of borrowing under Section 2.3 or a notice of continuation or conversion under Section 2.4.
     “Business Day” means any day (other than a Saturday, Sunday or legal holiday in the State of Illinois) on which national banks are permitted to be open in Chicago, Illinois and New York, New York and, with respect to LIBOR Advances, a day on which dealings in Dollars may be carried on by the Agent in the London interbank market.
     “Capitalized Lease” means any lease which is or should be capitalized on the books of the lessee in accordance with GAAP.
     “Closing Date” has the meaning specified in Section 6.1.
     “Code” means the Internal Revenue Code of 1986.
     “Commitment” means, with respect to any Bank, the obligation of such Bank to make a Loan on the Closing Date. The amount of the Commitment of each Bank (subject to any Assignment and Assumption Agreement entered into prior to the making of the Loans) is set forth on Schedule 1.1(a).
     “Compliance Certificate” means a certificate in the form of Exhibit B, duly completed and signed by an authorized officer of the Borrower.
     “Default” means any event which, with the giving of notice to the Borrower, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.
     “EBIT” means, for any period of determination, the consolidated net income of the Borrower and its Subsidiaries before provision for income taxes, plus, to the extent subtracted in determining consolidated net income, Interest Expense, all as determined in accordance with GAAP, excluding (to the extent included): (a) non-operating gains (including extraordinary or nonrecurring gains, gains from discontinuance of operations and gains arising from the sale of assets other than inventory), except for gains resulting from sale of fixed assets, during the applicable period; (b) similar non-operating losses, except for losses from sale of fixed assets, during such period, and (c) payments of any premiums and any other costs, fees and expenses required to be paid by the terms thereof in connection with the repayment or redemption of Interest-bearing Debt existing as of the date of this Agreement and of Preferred Stock existing as of the date of this Agreement; provided that if the Borrower or any Subsidiary acquires a Person (an “Acquired Person”) in an Acquisition in such period, then all of the Acquired Person’s EBIT (calculated for such Person as set forth above) for the period of determination shall be added to EBIT, and if the Borrower or any Subsidiary sells all or substantially all of the stock or assets of any Subsidiary in any such period, then the EBIT of such Subsidiary (calculated for such Person as set forth above) shall be deducted from EBIT.
     “ERISA” means the Employee Retirement Income Security Act of 1974.

     “ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Code.
     “Event of Default” means any event described in Section 10.1.
     “Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it. In the case of a day which is not a Business Day, the Federal Funds Effective Rate for such day shall be the Federal Funds Effective Rate for the preceding Business Day. Each change in the Base Rate due to a change in the Federal Funds Effective Rate shall take effect on the effective date of such change in the Federal Funds Effective Rate.
     “Federal Reserve Board” means the Board of Governors of the Federal Reserve System or an successor thereto.
     “GAAP” means generally accepted accounting principles as applied in the preparation of the audited consolidated financial statements of the Borrower referred to in Section 7.5.
     “Guaranty” means to (a) endorse, guarantee, contingently agree to purchase or to provide funds for the payment of, or otherwise become contingently liable upon, any obligation of any other Person, except by the endorsement of negotiable instruments for deposit or collection (or similar transactions) in the ordinary course of business, or (b) agree to maintain the net worth or working capital of, or provide funds to satisfy any other financial test applicable to, or other obligations of, any other Person.
     “Indebtedness” means, without duplication, all obligations, contingent or otherwise, which in accordance with GAAP should be classified upon the obligor’s balance sheet as liabilities, but in any event including the following (whether or not they should be classified as liabilities upon such balance sheet): (a) obligations secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the obligation secured thereby shall have been assumed and whether or not the obligation secured is the obligation of the owner or another party; (b) any obligation on account of deposits or advances; (c) any obligation for the deferred purchase price of any property or services, except trade accounts payable arising in the ordinary course of business, (d) any obligation as lessee under any Capitalized Lease; (e) all guaranties, endorsements and other contingent obligations in respect to Indebtedness of others; (f) undertakings or agreements to reimburse or indemnify issuers of letters of credit; and (g) net liabilities under any interest rate swap, collar or other interest rate hedging agreement. For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer.

     “Interest and Dividend Coverage Ratio” means the ratio, calculated for each period of four consecutive fiscal quarters of the Borrower, of: (a) EBIT for such period; to (b) the sum for such period of (i) Interest Expense, plus (ii) dividends or interest on Preferred Stock.
     “Interest-bearing Debt” means, without duplication, all obligations of the Borrower or a Subsidiary on a consolidated basis: (a) in respect of borrowed money; (b) secured by a mortgage, pledge, security interest, lien or charge on the assets of the Borrower or a Subsidiary, whether the obligation secured is the obligation of the owner or another Person (provided that non-recourse obligations will only be taken into account up to the fair market value of the related property); (c) for the deferred purchase price of any property or services evidenced by a note, payment contract (other than an account payable arising in the ordinary course of business) or other instrument, (d) as lessee under any Capitalized Lease; (e) in respect of guaranties and contingent or other legal obligations in respect to Interest-bearing Debt of other Persons, excluding ordinary course endorsements; (f) in respect of interest rate swap, interest rate collar or other interest rate hedging agreements (but only the net liabilities under related agreements); (g) in respect of undertakings or agreements to reimburse or indemnify issuers of letters of credit other than commercial letters of credit; (h) in respect of synthetic leases (calculated as if such leases were Capitalized Leases); (i) in respect of Permitted Sales and Leasebacks; and (j) in respect of indebtedness attributable to Permitted Securitization Transactions (whether or not such transactions include recourse to the Borrower or a Subsidiary).
     “Interest Expense” means, for any period of determination, the aggregate consolidated amount, without duplication, of interest paid, accrued or scheduled to be paid in respect of any Indebtedness of the Borrower and its Subsidiaries, including in all cases interest expense determined in accordance with GAAP and, to the extent not otherwise included in GAAP interest expense: (a) all but the principal component of payments in respect of conditional sale contracts, Capitalized Leases and other title retention agreements; (b) commissions, discounts and other fees and charges with respect to letters of credit and bankers’ acceptance financings; (c) net costs under any interest rate swap, collar or other interest rate hedging agreements, in each case determined in accordance with GAAP; (d) amounts calculated in respect of synthetic leases as if such leases were Capitalized Leases, (e) interest attributable to Permitted Sales and Leasebacks, as provided in the definition thereof, and (f) discount or other yield attributable Permitted Securitization Transactions.
     “Interest Period” means, for any LIBOR Advance, the period commencing on the borrowing date of such LIBOR Advance or the date a Base Rate Advance is converted into such LIBOR Advance, or the last day of the preceding Interest Period for such LIBOR Advance, as the case may be, and ending on the numerically corresponding day one, two, three or six months thereafter, as selected by the Borrower pursuant to Section 2.3 or Section 2.4; provided that:
(a)	any Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)	any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)	no Interest Period shall extend beyond the Termination Date.
     “Investment” means the acquisition, purchase, making or holding of any stock or other security, any loan, advance, contribution to capital, extension of credit (except for trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms), any acquisitions of real or personal property (other than real and personal property acquired in the ordinary course of business) and any purchase or commitment or option to purchase stock or other debt or equity securities of or any interest in another Person or any integral part of any business or the assets comprising such business or part thereof.
     “Lead Arrangers” means JPMorgan Securities, Inc., KeyBank National Association and Union Bank, N.A. as joint lead arrangers.
     “Lead Arrangers’ Fee Letter” means the letter agreement dated as of April 8, 2009 between the Borrower and the Lead Arrangers respecting certain fees payable to each Arranger for its own account.
     “LIBOR Advance” means an Advance designated as such in a notice of borrowing under Section 2.3 or a notice of continuation or conversion under Section 2.4.
     “LIBOR Interbank Daily Rate” means, for any day, the offered rate for deposits in United States Dollars for interest periods of one month determined by the Agent from the Reuters Screen LIBOR01 page or any successor thereto as of approximately 11:00 a.m., London time, on such day (without taking into account the two-day future delivery convention applicable to such reports) or, if such day is not a Business Day, as so determined for the immediately preceding Business Day.
     “LIBOR Interbank Rate” means the offered rate for deposits in United States Dollars for delivery of such deposits on the first day of an Interest Period of a LIBOR Advance, for the number of days comprised therein, quoted by the Agent from the Reuters Screen LIBOR01 page or any successor thereto as of approximately 11:00 a.m., London time, on the day that is two Banking Days preceding the first day of the Interest Period of such LIBOR Advance, or the rate for such deposits determined by the Agent at such time based on such other published service of general application as shall be selected by the Agent for such purpose; provided that if the LIBOR Interbank Rate is not determinable in the foregoing manner, the Agent may determine the rate based on rates offered to the Agent for deposits in United States Dollars in the interbank eurodollar market at such time for delivery on the first day of the Interest Period for the number of days comprised therein.

     “LIBOR Rate (Reserve Adjusted)” means a rate per annum calculated for the Interest Period of a LIBOR Advance in accordance with the following formula:

LRRA	=	LIBOR Interbank Rate

1.00 – LRR
In such formula, “LRR” means “LIBOR Reserve Rate” and “LRRA” means “LIBOR Rate (Reserve Adjusted)”, in each instance determined by the Agent for the applicable Interest Period. The Agent’s determination of all such rates shall be conclusive in the absence of manifest error.
     “LIBOR Rate (Reserve Adjusted) Daily Floating” means a rate per annum calculated in accordance with the following formula:

LRRADF	=	LIBOR Interbank Daily Rate

1.00 – LRR
     In such formula, “LRRADF” means “LIBOR Rate (Reserve Adjusted) Daily Floating” and “LRR” means “LIBOR Reserve Rate”. The Agent’s determination of all such rates shall be conclusive in the absence of manifest error.
     “LIBOR Reserve Rate” means a percentage equal to the daily average during such Interest Period of the aggregate maximum reserve requirements (including all basic, supplemental, marginal and other reserves), as specified under Regulation D of the Federal Reserve Board, or any other applicable regulation that prescribes reserve requirements applicable to Eurocurrency liabilities (as presently defined in Regulation D) or applicable to extensions of credit by the Agent the rate of interest on which is determined with regard to rates applicable to Eurocurrency liabilities. Without limiting the generality of the foregoing, the LIBOR Reserve Rate shall reflect any reserves required to be maintained by the Agent against (a) any category of liabilities that includes deposits by reference to which the LIBOR Interbank Rate or LIBOR Interbank Daily Rate is to be determined, or (b) any category of extensions of credit or other assets that includes LIBOR Advances.
     “Lien” means any security interest, mortgage, pledge, lien, hypothecation, judgment lien or similar legal process, charge, encumbrance, title retention agreement or analogous instrument or device (including the interest of the lessors under Capitalized Leases and the interest of a vendor under any conditional sale or other title retention agreement).
     “Loans” has the meaning specified in Section 2.1.
     “Loan Documents” means this Agreement, any Note, the Agent’s Fee Letter, the Lead Arrangers’ Fee Letter and each other instrument, document, guaranty, security agreement, mortgage, or other agreement executed and delivered by the Borrower or any guarantor or party granting security interests in connection with this Agreement, the Loans or any collateral for the Loans, including any such document or agreement delivered pursuant to Section 12.2.

     “Long Term Debt Rating” means the rating assigned by S&P and Moody’s to the long term, unsecured and unsubordinated indebtedness of the Borrower.
     “Material Subsidiary” means (a) the Subsidiaries listed on Schedule 1.1(b) hereto, and (b) any Subsidiary acquired or formed after the date of this Agreement if at the time of such acquisition or formation or at any time thereafter either (i) the consolidated assets of such Subsidiary and its Subsidiaries shall exceed 5.00% of the consolidated assets of the Borrower and its Subsidiaries, or (ii) the consolidated gross revenues of such Subsidiary and its Subsidiaries shall exceed 5.00% of the consolidated gross revenues of the Borrower and its Subsidiaries. Such assets and gross revenues shall be determined on a pro forma basis at the time of such acquisition or formation, and shall be determined thereafter at the request of the Agent, but not less than one time per fiscal year of the Borrower thereafter.
     “Merger Sub” is defined in Section 12.1.
     “Moody’s” means Moody’s Investors Service, Inc.
     “New OTC” is defined in Section 12.1.
     “Non-Power Company Assets” means all tangible and intangible assets of the Borrower except for the Power Company Assets, and shall expressly include (a) stock of Varistar Corporation, and (b) all notes payable by Varistar Corporation or any Subsidiary of Varistar Corporation to the Borrower.
     “Note” means a promissory note of the Borrower described in Section 2.5, substantially in the form of Exhibit A.
     “Payment Date” means (a) the Termination Date, (b) for each LIBOR Advance, the last day of each Interest Period for such Advance and, if such Interest Period is in excess of three months, each three-month anniversary of the first day of such Interest Period, and (c) for each Base Rate Advance, the last day of each March, June, September and December.
     “PBGC” means the Pension Benefit Guaranty Corporation, established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto or to the functions thereof.
     “Percentage” means, as to any Bank, the proportion, expressed as a percentage, that such Bank’s Commitment bears to the total Commitments of all Banks or, after the making of the Loans, that the principal amount of such Bank’s Loan is of the aggregate principal amount of all Loans. The Percentages of the Banks as of the date of this Agreement are set forth on Schedule 1.1(a).
     “Permitted Divestitures” means sales of stock or assets, transfers of stock or assets, mergers resulting in divestiture of stock or assets or other divestitures of assets of the Borrower and Subsidiaries, which, in the aggregate for all such transactions during any one fiscal year of the Borrower, shall not result in the sale, transfer or other divestiture of stock or assets having a value in excess of 10% of the consolidated assets of the Borrower and its Subsidiaries as of the beginning of such fiscal year.

     “Permitted Reorganization” means the transactions described in Article XII, which transactions shall be deemed the Permitted Reorganization only when completed in accordance with all of the requirements of Article XII and upon satisfaction, or waiver by the Required Banks, or if so required by Section 13.2, all Banks, of all of the conditions provided therein.
     “Permitted Sales and Leasebacks” means sales and leasebacks of assets of the Borrower or a Subsidiary involving a sale price of assets of the Borrower and Subsidiaries not to exceed $20,000,000 in the aggregate for all transactions after the date of this Agreement, that give rise to Interest-bearing Debt calculated as if the relevant leases were Capitalized Leases (whether or not actually constituting Capitalized Leases).
     “Permitted Securitization Transactions” means sales of accounts receivable and other securitization transactions in nominal principal amounts not to exceed (a) $50,000,000 for Varistar Corporation and its Subsidiaries, and (b) $50,000,000 for the Borrower and Subsidiaries other than Varistar Corporation and its Subsidiaries; provided that such transactions may include only recourse to the Borrower or a Subsidiary (i) under customary representations and warranties not constituting credit support for the assets sold, and (ii) constituting credit support in an amount not exceeding 10% of the nominal principal amount of the transaction. The nominal principal amount of any Permitted Securitization Transaction, and the discount or other yield attributable thereto for purposes of determination of Interest Expense, shall each be determined on a reasonable basis by the Borrower as if each such transaction were a financing transaction and not a sale.
     “Person” means any natural person, corporation, limited liability company, partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.
     “Plan” means an employee benefit plan or other plan, maintained for employees of the Borrower or of any ERISA Affiliate, and subject to Title IV of ERISA or Section 412 of the Code.
     “Power Company Assets” means all tangible and intangible assets of the Borrower consisting of property, contracts, leases, right, privileges, franchises, patents, trademarks, licenses, registrations and other assets that pertain to the Borrower’s electric generation and transmission business.
     “Preferred Stock” means stock of the Borrower other than common stock.
     “Prime Rate” means the rate of interest from time to time announced by the Agent as its “prime rate.” For purposes of determining any interest rate which is based on the Prime Rate, such interest rate shall be adjusted each time that the prime rate changes.
     “Regulated Business” means a line of business consisting of generation and transmission of electricity, regulated by the Minnesota Public Utilities Commission or an equivalent state or federal regulatory agency in another jurisdiction.

     “Related Party” means any Person (other than a Subsidiary): (a) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Borrower, (b) which beneficially owns or holds 5% or more of the equity interest of the Borrower; or (c) 5% or more of the equity interest of which is beneficially owned or held by the Borrower or a Subsidiary. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
     “Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and Section 302 of ERISA shall be a reportable event regardless of the issuance of any such waivers in accordance with Section 412(d) of the Code.
     “Required Banks” means Banks with Percentages aggregating more than 50.00%; provided that if there are five or more Banks, no group of Banks shall constitute Required Banks (regardless of their Percentages) unless such group includes three or more Banks.
     “Restricted Payments” means any expenditure by the Borrower or any Subsidiary for purchase, redemption or other acquisition for value of any shares of the Borrower’s or any Subsidiary’s stock, payment of any dividend thereon (other than stock dividends and dividends payable solely by a Subsidiary to another Subsidiary or by a Subsidiary to the Borrower), any distribution on, or payment on account of the purchase, redemption, defeasance or other acquisition or retirement for value of, any shares of the Borrower’s or any Subsidiary’s stock, or the setting aside of any funds for any such purpose (other than payment to, or on account of or for the benefit of, the Borrower or any Subsidiary only). Consummation of the Permitted Reorganization in accordance with the terms and conditions set forth in Article XII shall not be deemed to constitute a Restricted Payment.
     “S&P” means Standard & Poor’s Ratings Group.
     “Senior Indebtedness Agreement” means any agreement under which the Borrower issues notes or incurs obligations for Interest-bearing Debt, which notes and Interest-bearing Debt are senior obligations of the Borrower, pari passu with the Loans and any Note, and shall include (a) the Note Purchase Agreement, dated as of December 1, 2001, between the Borrower and the Noteholders named therein pertaining to the $90,000,000, 6.63% Senior Notes of the Borrower due December 1, 2011, (b) prior to the Permitted Reorganization only, the Note Purchase Agreement, dated as of February 23, 2007, between the Borrower and the Noteholders named therein pertaining to the $50,000,000, 5.778% Senior Notes of the Borrower due November 30, 2017, and (c) the Note Purchase Agreement, dated as of August 20, 2007, between the Borrower and the Noteholders named therein pertaining to (i) the $33,000,000, 5.95% Senior Unsecured Notes, Series A, due 2017, (ii) the $30,000,000, 6.15% Senior unsecured Notes, Series B, due 2022, (iii) the $42,000,000, 6.37% Senior Unsecured Notes, Series C, due 2027, and (iv) the $50,000,000, 6.47% Senior Unsecured Notes, Series D, due 2037.

     “Senior Indebtedness Prepayment Event” means the (a) occurrence of any event under any Senior Indebtedness Agreement that would require the Borrower to prepay, or offer to prepay, any Senior Indebtedness prior to its stated maturity, (b) occurrence of any event under any Senior Indebtedness Agreement that would give the holder of Senior Indebtedness any right to put such Senior Indebtedness to the Borrower or require the Borrower to repurchase or redeem such Senior Indebtedness in each case prior to its stated maturity, or (c) voluntary offer by the Borrower to prepay or purchase Senior Indebtedness prior to its stated maturity to remain in compliance with any covenant or agreement of a Senior Indebtedness Agreement, but not any other voluntary offer by the Borrower to prepay or purchase Senior Indebtedness prior to its stated maturity. Senior Indebtedness Prepayment Events shall include any Transfer of Utility Assets Put Event or Debt Prepayment Application, as defined in the Senior Indebtedness Agreements (or any Senior Indebtedness Agreement).
     “Subsidiary” means any Person of which or in which the Borrower and its other Subsidiaries own directly or indirectly 50% or more of: (a) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such Person, if it is a corporation, (b) the capital interest or profit interest of such Person, if it is a partnership, joint venture or similar entity, or (c) the beneficial interest of such Person, if it is a trust, association or other unincorporated organization.
     “Termination Date” means May 20, 2011.
     “Total Capitalization” means as of any date of determination, the sum of (a) the amounts set forth on the consolidated balance sheet of the Borrower as the sum of the common stock, preferred stock, additional paid-in capital and retained earnings of the Borrower (excluding treasury stock); plus (b) the principal amount of Interest-bearing Debt of the Borrower and the Subsidiaries.
     Section 1.2 Accounting Terms and Calculations. Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder (including determination of compliance with financial ratios and restrictions in Articles VIII and IX) shall be made in accordance with GAAP consistently applied. Any reference to “consolidated” financial terms shall be deemed to refer to those financial terms as applied to the Borrower and its Subsidiaries in accordance with GAAP.
     Section 1.3 Computation of Time Periods. In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word “from” means “from and including” and the word “to” or “until” each means “to but excluding.”
     Section 1.4 Other Interpretive Provisions. Except as otherwise expressly provided herein, any reference to (a) an Article, a Section, an Exhibit or a Schedule is to an Article or a Section of, or an Exhibit or a Schedule to, this Agreement; (b) an agreement or contract shall mean such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time; (c) a law shall mean such law as amended, supplemented or otherwise modified from time to time (including any successor thereto) and all rules, regulations, guidelines and decisions interpreting or implementing such law; and (d) a time of day shall mean such time in Chicago, Illinois. The term “including” means “including without limitation” and derivatives of such term have a corresponding meaning.
ARTICLE 2.
TERMS OF LENDING
     Section 2.1 The Commitments. Subject to the terms and conditions hereof and in reliance upon the warranties of the Borrower herein, each Bank agrees, severally and not jointly, to make a loan (each a “Loan” and collectively the “Loans”) to the Borrower on the Closing Date in an amount equal to the amount of such Bank’s Commitment. The Commitments will automatically terminate concurrently with the making of the Loans on the Closing Date.
     Section 2.2 Advance Options. Each Bank’s Loan shall be at all times either a LIBOR Advance or a Base Rate Advance.
     Section 2.3 Borrowing Procedures.
     (a) Request by Borrower. The Borrower shall give irrevocable written notice to the Agent (which shall promptly notify each Bank) of the proposed Closing Date not later than (i) if the Loans are to be comprised of Base Rate Advances, 1:00 p.m. on the Business Day prior to the date of the requested Loans; or (ii) otherwise, 12:00 noon at least three Business Days prior to the date of the requested Loans. Such notice shall specify (A) the proposed Closing Date (which shall be a Business Day), (B) the amount of the Loans and the type of Advances comprising the Loans, and (C) if the Loans are to include LIBOR Advances, the initial Interest Period for each such LIBOR Advance.
     (b) Funding of Agent. Not later than 11:00 a.m. on the Closing Date, each Bank shall deliver the proceeds of its Loan to the Agent in immediately available funds. Unless the Agent determines that any applicable condition specified in Article VI has not been satisfied, the Agent will make such proceeds available to the Borrower at the Agent’s principal office in Chicago, Illinois in immediately available funds not later than 5:00 p.m. on the Closing Date, provided that the Agent shall not be required to make any amount available to the Borrower unless the Agent shall have received such amount from the applicable Bank, and provided, further, that unless the Agent shall have been notified in writing by a Bank prior to the time the Loans are to be made hereunder that such Bank does not intend to make the proceeds of its Loan available to the Agent, the Agent may assume that such Bank has made such proceeds available to the Agent and the Agent may, in reliance on such assumption, make the corresponding amount available to the Borrower. If the Agent has made a Loan to the Borrower on behalf of a Bank but has not received the proceeds of such Loan from such Bank by the time herein required, such Bank shall pay interest to the Agent on the amount so advanced at the overnight Federal Funds rate from the date of such Loan to the date funds are received by the Agent from such Bank, such interest to be payable with such remittance from such Bank of the principal amount of its Loan. If the Agent does not receive payment from such Bank by the next Business Day after the Closing Date, the Agent shall be entitled to recover such Loan, with interest thereon at the rate then applicable to such Loan, on demand, from the Borrower, without prejudice to the Agent’s and the Borrower’s rights against such Bank. If such Bank pays the Agent the amount herein required with interest thereon before the Agent has recovered from the Borrower, such Bank shall be entitled to the interest payable by the Borrower with respect to its Loan accruing from the date the Agent made such Loan.
     Section 2.4 Continuation or Conversion of Loans. The Borrower may elect to (a) continue any outstanding LIBOR Advance from one Interest Period into a subsequent Interest Period to begin on the last day of the earlier Interest Period, or (b) convert any outstanding Advance into another type of Advance (on the last day of an Interest Period only, in the instance of a LIBOR Advance), by giving the Agent irrevocable notice in writing, or by telephone promptly confirmed in writing, given so as to be received by the Agent not later than:
     (a) 1:00 p.m. on the Business Day prior to the date of the requested continuation or conversion, if the continuing or converted Advance is to be a Base Rate Advance; or
     (b) 12:00 noon at least three Business Days prior to the date of the requested continuation or conversion, if the continuing or converted Advance is to be a LIBOR Advance.
Each notice of continuation or conversion of an Advance shall specify (i) the effective date of the continuation or conversion date (which shall be a Business Day), (ii) the amount and the type or types of Advances following such continuation or conversion (subject to the limitation on amount set forth in Section 2.2), and (iii) for continuation as, or conversion into, a LIBOR Advance, the Interest Period for such Advance. Absent timely notice of continuation of a LIBOR Advance, such LIBOR Advance shall (unless repaid in full) convert into a Base Rate Advance on the last day of the Interest Period therefor. No Advance shall be continued as, or converted into, a LIBOR Advance if the shortest Interest Period for such Advance may not transpire prior to the Termination Date or if a Default or Event of Default exists.
     Section 2.5 Notes; Recordkeeping. Upon the request of any Bank made through the Agent, such Bank’s Loan may be evidenced by a Note in the original principal amount of such Bank’s Loan. Each Bank shall enter in its records the amount of its Loan, the rate of interest borne by each Advance and the payments made on its Loan, and such records shall be deemed conclusive evidence of the subject matter thereof, absent manifest error.
     Section 2.6 Funding Losses. In the event of (a) any failure of the Borrower to borrow, continue or convert a LIBOR Advance on a date specified in a notice thereof, or (b) any payment (including any payment pursuant to Section 4.2, 4.5 or 10.2), prepayment or conversion of any LIBOR Advance on a date other than the last day of the Interest Period for such Advance, the Borrower agrees to pay each Bank’s costs, expenses and Interest Differential (as determined by such Bank) incurred as a result of such event. The term “Interest Differential” shall mean an amount, not less than $0, equal to the financial loss incurred by a Bank resulting from such event, calculated as the difference between the amount of interest such Bank would have earned (from like investments in the Money Markets as of the first day of the Interest Period of the relevant Advance) had such event not occurred and the interest the Bank will actually earn (from like investments in the Money Markets as of the date of such event) as a result of the redeployment of funds from such event. Because of the short-term nature of this facility, the Borrower agrees that the Interest Differential shall not be discounted to its present value. The term “Money Markets” refers to one or more wholesale funding markets available to the Banks, including negotiable certificates of deposit, commercial paper, LIBOR deposits, bank notes, federal funds and others. Such determinations by each Bank of shall be conclusive in the absence of manifest error.
     Section 2.7 Purpose of the Loans. The Loans shall be used for Otter Tail Power Company electrical generation and transmission operations and other general corporate purposes of Otter Tail Power Company not in contravention of any applicable law or of any Loan Document.
ARTICLE 3.
INTEREST AND FEES
     Section 3.1 Interest.
     (a) LIBOR Advances. The unpaid principal amount of each LIBOR Advance shall bear interest prior to maturity at a rate per annum equal to the LIBOR Rate (Reserve Adjusted) in effect for each Interest Period for such LIBOR Advance plus the Applicable Margin.
     (b) Base Rate Advances. The unpaid principal amount of each Base Rate Advance shall bear interest prior to maturity at a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin.
     (c) Interest After Maturity. Any portion of a Loan that is not paid when due, whether at the date scheduled therefor or earlier upon acceleration, shall bear interest until paid in full at a rate per annum equal to the greater of (i) 2.00% in excess of the rate applicable to the unpaid principal amount thereof immediately before it became due, or (ii) the sum of 2.00% plus the Base Rate as in effect from time to time plus the Applicable Margin for Base Rate Advances.
     Section 3.2 Computation. Interest shall be computed on the basis of actual days elapsed and a year of 360 days, provided that any interest or fee calculated with reference to the Prime Rate shall be computed on the basis of actual days elapsed and a year of 365 days.
     Section 3.3 Payment Dates. Accrued interest under Section 3.1(a) and (b) shall be payable on the applicable Payment Dates. Accrued interest under Section 3.1(c) shall be payable on demand.
     Section 3.4 Agent’s and Lead Arrangers’ Fees. The Borrower shall pay such fees (a) to the Agent as are required under the Agent’s Fee Letter and (b) to each Lead Arranger as are required under the Lead Arrangers’ Fee Letter.
ARTICLE 4.
PAYMENTS, PREPAYMENTS, REDUCTION OR TERMINATION
OF THE CREDIT AND SETOFF
     Section 4.1 Repayment. Principal of the Loans, together with all accrued and unpaid interest thereon, shall be due and payable on the Termination Date.

     Section 4.2 Optional Prepayments. The Borrower may, upon at least three Business Days’ prior written or telephonic notice received by the Bank, prepay the Loans, in whole or in part, at any time subject to the provisions of Section 2.6, without any other premium or penalty. Any such prepayment must be accompanied by accrued and unpaid interest on the amount prepaid. Each partial prepayment of the Loans shall be in an aggregate amount of $50,000 or an integral multiple thereof.
     Section 4.3 Payments. Payments and prepayments of principal of, and interest on, the Loans and all fees, expenses and other obligations under the Loan Documents shall be made (subject only to required withholding by the Borrower in the case of non-compliance by a Bank with the requirements of Section 13.3(e)) without set-off or counterclaim in immediately available funds not later than 2:00 p.m. on the date due at the main office of the Agent in Chicago, Illinois. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of any interest or fees. The Agent is authorized to debit the operating account of the Borrower designated by the Borrower for such purpose from time to time for all payments when due hereunder (provided that if such account shall not have sufficient available funds to pay interest when due, the Borrower shall pay such interest in immediately available funds).
     Section 4.4 Proration of Payments. If any Bank or other holder of a Loan shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise) on account of principal of, interest on, or fees with respect to its Loan in any case in excess of the share of payments and other recoveries of other Banks or holders, such Bank or other holder shall purchase from the other Banks or holders, in a manner to be specified by the Agent, such participations in the Loans held by such other Banks or holders as shall be necessary to cause such purchasing Bank or other holder to share the excess payment or other recovery ratably with each of such other Banks or holders; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Bank or holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
     Section 4.5 Senior Indebtedness Prepayment Event.
     (a) If a Senior Indebtedness Prepayment Event shall occur, the Borrower shall offer to prepay the Loans in Ratable Portion not later than the date of prepayment, purchase or redemption of the relevant Senior Indebtedness, by written notice given to the Agent not later than any notice required under the relevant Senior Indebtedness Agreement. The Agent shall promptly give notice of such offer to the Banks and shall require such a prepayment unless directed not to require such a prepayment by the Required Banks.
     (b) If a prepayment of the Loans is required pursuant to the foregoing clause (a), it will be made prior to or concurrently with the prepayment, purchase or redemption by the Borrower of the relevant Indebtedness under the relevant Senior Indebtedness Agreement. Failure by the Borrower to make a payment when due pursuant to this Section 4.5 shall constitute an immediate Event of Default under Section 10.1(a).

     (c) For purposes of this Section 4.5, a “Ratable Portion” shall mean a fraction the numerator of which is equal to the amount of the prepayment, purchase or redemption of the Indebtedness under the relevant Senior Indebtedness Agreement that the Borrower is required to make or offer to make, and the denominator of which is the aggregate principal amount of such Indebtedness outstanding.
ARTICLE 5.
ADDITIONAL PROVISIONS RELATING TO LOANS
     Section 5.1 Increased Costs. If, as a result of any change after the date hereof of any law, rule, regulation, treaty or directive or in the interpretation or administration thereof, or compliance by any Bank with any request or directive (whether or not having the force of law) from any court, central bank, governmental authority, agency or instrumentality, or comparable agency:
     (a) any tax, duty or other charge with respect to such Bank’s Commitment or Loan, or any Note held by such Bank, is imposed, modified or deemed applicable, or the basis of taxation of payments to such Bank of interest or principal of its Loan (other than taxes imposed on the overall net income of such Bank by the jurisdiction in which such Bank has its principal office) is changed;
     (b) any reserve, special deposit, special assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, such Bank (excluding any reserve or other requirement reflected in the calculation of LIBOR Rate (Reserve Adjusted)) is imposed, modified or deemed applicable;
     (c) any increase in the amount of capital required or expected to be maintained by such Bank or any Person controlling such Bank is imposed, modified or deemed applicable as a consequence of this Agreement or the Loan made by such Bank; or
     (d) any other condition (other than taxes described in the parenthetical clause set forth in clause (a) above) affecting this Agreement or the Commitments is imposed on such Bank or the relevant funding markets;
and such Bank determines that, by reason thereof, the cost to such Bank of committing to make, making or maintaining its Loan increased, or the amount of any sum receivable by such Bank hereunder in respect of its Loan is reduced to a level below which such Bank could have achieved but for such change; then, the Borrower shall pay to such Bank upon demand such additional amount or amounts as will compensate such Bank (or the controlling Person in the instance of clause (c) above) for such additional costs or reduction (provided that the Banks have not been compensated for such additional cost or reduction in the calculation of the LIBOR Reserve Rate). Any Bank making such demand shall inform the Borrower of the basis for such demand, and provide a statement showing, in reasonable detail, calculation of the amount demanded. The Borrower will promptly notify such Bank if the Borrower does not agree to such Bank’s determination of any such amount. Any Bank’s reasonable determination of such amount shall be presumed correct, absent its manifest error or negligence in determining such amount. In determining such amount, the Banks may use any reasonable averaging, attribution and allocation methods. Notwithstanding the foregoing, no Bank shall charge the Borrower for additional amounts for such additional costs or reductions: (i) which additional amounts applied or accrued more than 90 days prior to the time that such Bank became aware of the event giving rise to such additional costs or reductions; or (ii) unless such Bank is generally requiring payment under comparable provisions of its agreements with similarly situated borrowers.
     Section 5.2 Deposits Unavailable or Interest Rate Unascertainable or Inadequate; Impracticability. If the Agent determines (which determination shall be conclusive and binding on the parties hereto), or in the case of clause (b) below, the Agent or the Required Banks determine, that:
     (a) deposits of the necessary amount for the relevant Interest Period for any LIBOR Advance are not available in the relevant markets or that, by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining the LIBOR Interbank Rate for such Interest Period; or
     (b) the LIBOR Rate (Reserve Adjusted) will not adequately and fairly reflect the cost to the Banks of making, maintaining or funding a LIBOR Advance for a relevant Interest Period;
the Agent shall promptly give notice of such determination to the Borrower, and (i) any notice of a new LIBOR Advance previously given by the Borrower and not yet borrowed, continued or converted shall be deemed to be a notice to make a Base Rate Advance, and (ii) the Borrower shall be obligated to either prepay in full any outstanding LIBOR Advances or convert any such LIBOR Advance to a Base Rate Advance, without premium or penalty, on the last day of the current Interest Period with respect thereto.
     Section 5.3 Changes in Law Rendering LIBOR Advances Unlawful. If at any time due to the adoption of any law, rule, regulation, treaty or directive, or any change therein or in the interpretation or administration thereof by any court, central bank, governmental authority, agency or instrumentality, or comparable agency charged with the interpretation or administration thereof, or for any other reason arising subsequent to the date of this Agreement, it shall become unlawful or impossible for any Bank to make or fund any LIBOR Advance, the obligation of such Bank to provide such Advance shall, upon the happening of such event, forthwith be suspended for the duration of such illegality or impossibility. If any such event shall make it unlawful or impossible for the Bank to continue any LIBOR Advance previously made by it hereunder, such Bank shall, upon the happening of such event, notify the Agent and the Borrower thereof in writing, and the Borrower shall, at the time notified by such Bank, either convert each such unlawful Advance to a Base Rate Advance or repay such Advance in full, together with accrued interest thereon, subject to the provisions of Section 2.6.
     Section 5.4 Discretion of the Banks as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Bank shall be entitled to fund and maintain its funding of all or any part of its Loan in any manner it elects; it being understood, however, that for purposes of this Agreement, all determinations hereunder shall be made as if the Banks had actually funded and maintained each LIBOR Advance during the Interest Period for such Advance through the purchase of deposits having a term corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Interbank Rate for such Interest Period (whether or not any Bank shall have granted any participations in such Advances).
ARTICLE 6.
CONDITIONS PRECEDENT
     The obligations of the Banks to make Loans hereunder shall be subject to the satisfaction of the following conditions precedent (and the date on which such conditions precedent are satisfied is called the “Closing Date”):
     Section 6.1 Documents. The Agent shall have received all of the following in form and substance reasonably satisfactory to the Agent:
     (a) Term Loan Agreement. This Agreement duly executed by each party hereto;
     (b) Notes. A Note, signed by a duly authorized officer of the Borrower, for each Bank that has requested a Note.
     (c) Certificate of the Borrower. A certificate or certificates of the Secretary or an Assistant Secretary of the Borrower attesting to and attaching (A) a copy of the corporate resolution of the Borrower authorizing the execution, delivery and performance of the Loan Documents, (B) an incumbency certificate showing the names and titles, and bearing the signatures, of the officers of the Borrower authorized to execute the Loan Documents, (C) a copy of the Articles or Certificate of Incorporation of the Borrower with all amendments thereto and (D) a copy of the By-Laws of the Borrower with all amendments thereto.
     (d) Good Standing Certificate. A Certificate of Good Standing for the Borrower in the jurisdiction of its incorporation, certified by the appropriate governmental officials.
     (e) Opinion of Borrower’s Counsel. An opinion of counsel to the Borrower in substantially the form of Exhibit C.
     Section 6.2 Representation and Warranties. Before and after giving effect to the Loans, the representation and warranties contained in Article VII shall be true and correct as though made on the Closing Date.
     Section 6.3 No Default. Before and after giving effect to the Loans, no Default or Event of Default shall have occurred and be continuing.
     Section 6.4 Payment of Fees and Expenses. The Borrower shall have paid all fees and expenses payable pursuant to the Agent’s Fee Letter and the Lead Arrangers’ Fee Letter, in each case to the extent then due and payable.

ARTICLE 7.
REPRESENTATIONS AND WARRANTIES
     To induce the Agent and the Banks to enter into this Agreement, to grant the Commitments and to make the Loans hereunder, the Borrower represents and warrants to the Agent and the Banks:
     Section 7.1 Organization, Standing, Etc. The Borrower and each of its corporate Material Subsidiaries are corporations duly incorporated and validly existing and in good standing under the laws of the jurisdiction of their respective incorporation and have all requisite corporate power and authority to carry on their respective businesses as now conducted, to (in the instance of the Borrower) enter into the Loan Documents and to perform its obligations under the Loan Documents. The Borrower and each of the Material Subsidiaries are duly qualified and in good standing as a foreign corporation in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary, and failure to so qualify or remain in good standing would constitute an Adverse Event.
     Section 7.2 Authorization and Validity. The execution, delivery and performance by the Borrower of the Loan Documents have been duly authorized by all necessary corporate action by the Borrower, and the Loan Documents constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.
     Section 7.3 No Conflict; No Default. The execution, delivery and performance by the Borrower of the Loan Documents will not (a) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to the Borrower, (b) violate or contravene any provisions of the Articles (or Certificate) of Incorporation or by-laws of the Borrower, or (c) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or any of its properties may be bound or result in the creation of any Lien on any asset of the Borrower or any Material Subsidiary, which in any such case under this clause (c) would constitute an Adverse Event. Neither the Borrower nor any Material Subsidiary is in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument in any case in which the consequences of such default or violation could constitute an Adverse Event. No Default or Event of Default has occurred and is continuing.
     Section 7.4 Government Consent. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of the Borrower to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Loan Documents, provided that the Borrower is required to make an annual filing of its Capital Structure with the Minnesota Public Utilities Commission, and such Commission may thereafter issue orders approving or disapproving of the Borrower’s capital structure.
     Section 7.5 Financial Statements and Condition. The Borrower’s audited consolidated financial statements as at December 31, 2008 and unaudited financial statements as at March 31, 2009, copies of which have been furnished to the Banks, were prepared in accordance with GAAP on a consistent basis and fairly present the financial condition of the Borrower and the Subsidiaries as at the dates thereof and the results of their operations for the fiscal periods then ended (subject, in the case of such unaudited statements, to the absence of footnotes and ordinary year-end adjustments). As of the date of such audited consolidated financial statements, neither the Borrower nor any Material Subsidiary had any material obligation, contingent liability, liability for taxes or long-term lease obligation which is not reflected in such consolidated financial statements or in the notes thereto. Since December 31, 2008, no Adverse Event has occurred.
     Section 7.6 Litigation and Contingent Liabilities. Except as described in Schedule 7.6, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Material Subsidiary or any of their properties before any court or arbitrator, or any governmental department, board, agency or other instrumentality which, if determined adversely to the Borrower or such Material Subsidiary, could constitute an Adverse Event. Except as described in Schedule 7.6, neither the Borrower nor any Material Subsidiary has any contingent liabilities which are material to the Borrower and the Subsidiaries as a consolidated enterprise.
     Section 7.7 Compliance. The Borrower and the Material Subsidiaries are in material compliance with all statutes and governmental rules and regulations applicable to them.
     Section 7.8 Environmental, Health and Safety Laws. To the best of the Borrower’s knowledge after due inquiry, there does not exist any violation by the Borrower or any Material Subsidiary of any applicable federal, state or local law, rule or regulation or order of any government, governmental department, board, agency or other instrumentality relating to environmental, pollution, health or safety matters which will or threatens to impose a material liability on the Borrower or a Material Subsidiary or which would require a material expenditure by the Borrower or such Material Subsidiary to cure. Neither the Borrower nor any Material Subsidiary has received any notice to the effect that any part of its operations or properties is not in material compliance with any such law, rule, regulation or order or notice that it or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance into the environment, the consequences of which non-compliance or remedial action could constitute an Adverse Event.
     Section 7.9 ERISA. Each Plan complies with all material applicable requirements of ERISA and the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements. No Reportable Event, other than a Reportable Event for which the reporting requirements have been waived by regulations of the PBGC, has occurred and is continuing with respect to any Plan. As of each January 1, all of the minimum funding standards applicable to such Plans have been satisfied and there exists no event or condition which would permit the institution of proceedings to terminate any Plan under Section 4042 of ERISA.
     Section 7.10 Regulation U. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Federal Reserve Board) and no part of the proceeds of any Loan will be used to purchase or carry margin stock or for any other purpose which would violate any of the margin requirements of the Federal Reserve Board.
     Section 7.11 Ownership of Property; Liens. Each of the Borrower and the Material Subsidiaries has good and marketable title to its real properties and good and sufficient title to its other properties, including all properties and assets referred to as owned by the Borrower and the Material Subsidiaries in the audited consolidated financial statement of the Borrower referred to in Section 7.5 (other than property disposed of since the date of such financial statement in the ordinary course of business). None of the properties, revenues or assets of the Borrower or any of the Material Subsidiaries is subject to a Lien, except for (a) Liens disclosed in the consolidated financial statements referred to in Section 7.5, (b) Liens listed on Schedule 7.11, or (c) Liens allowed under Section 9.8.
     Section 7.12 Taxes. Each of the Borrower and the Material Subsidiaries has filed all federal, state and local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property and all other taxes, fees and other charges imposed on it or any of its property by any governmental authority (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower). No tax Liens have been filed and no material claims are being asserted with respect to any such taxes, fees or charges. The charges, accruals and reserves on the books of the Borrower in respect of taxes and other governmental charges are adequate.
     Section 7.13 Trademarks, Patents. Each of the Borrower and the Material Subsidiaries possesses or has the right, by way of ownership or license, to use all of the patents, trademarks, trade names, service marks and copyrights, and applications therefor, and all technology, know-how, processes, methods and designs used in or necessary for the conduct of its business, without known conflict with the rights of others.
     Section 7.14 Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an investment company within the meaning of the Investment Company Act of 1940.
     Section 7.15 Subsidiaries. Schedule 7.15 sets forth as of the date of this Agreement a list of all Subsidiaries and the number and percentage of the shares of each class of capital stock owned beneficially or of record by the Borrower or any Subsidiary therein, and the jurisdiction of incorporation of each Subsidiary.

     Section 7.16 Partnerships and Joint Ventures. Schedule 7.16 sets forth as of the date of this Agreement a list of all partnerships or joint ventures in which the Borrower or any Subsidiary is a partner (limited or general) or joint venturer.
     Section 7.17 Senior Debt. The Loans are senior unsecured Indebtedness of the Borrower, and are pari passu and of equal rank and seniority with all senior unsecured Indebtedness of the Borrower.
ARTICLE 8.
AFFIRMATIVE COVENANTS
     From the date of this Agreement and thereafter until the Commitments are terminated or expire and the Loans and all other liabilities of the Borrower to the Banks hereunder and under the Notes (if any) have been paid in full, unless the Required Banks shall otherwise expressly agree in writing, the Borrower will do, and will cause each Material Subsidiary (except in the instance of Section 8.1) to do, all of the following:
     Section 8.1 Financial Statements and Reports. Furnish to the Agent for distribution to the Banks:
     (a) As soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, the annual audit report of the Borrower and its Subsidiaries prepared on a consolidated basis and in conformity with GAAP, consisting of at least statements of income, cash flow, and a consolidated balance sheet as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous annual audit, certified without qualification by independent certified public accountants of recognized standing selected by the Borrower and acceptable to the Bank, together with any related management letters.
     (b) As soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year, a copy of the unaudited financial statement of the Borrower and its subsidiaries prepared in the same manner as the audit report referred to in Section 8.1(a), signed by the Borrower’s chief financial officer, consisting of at least consolidated statements of income and cash flow for the Borrower and the Subsidiaries for such quarter and for the period from the beginning of such fiscal year to the end of such quarter, and a consolidated balance sheet of the Borrower as at the end of such quarter.
     (c) Together with the consolidated financial statements furnished by the Borrower under Sections 8.1(a) and 8.1(b), a Compliance Certificate signed by the chief financial officer of the Borrower, which shall (i) confirm the Borrower’s Long Term Debt Rating; (ii) confirm compliance with the Borrower’s covenants in Sections 9.13 and 9.14 (including the calculations with respect thereto); and (iii) confirm either that as at the date of each such financial statement there did not exist any Default or Event of Default or, that a Default or Event of Default existed, in which case it shall specify the nature and period of existence thereof and what action the Borrower proposes to take with respect thereto.
     (d) Immediately upon becoming aware of any Default or Event of Default, a notice describing the nature thereof and what action the Borrower proposes to take with respect thereto.

     (e) Immediately upon becoming aware of the occurrence, with respect to any Plan, of any Reportable Event (other than a Reportable Event for which the reporting requirements have been waived by PBGC regulations) or any “prohibited transaction” (as defined in Section 4975 of the Code), a notice specifying the nature thereof and what action the Borrower proposes to take with respect thereto, and, when received, copies of any notice from PBGC of intention to terminate or have a trustee appointed for any Plan.
     (f) Promptly upon the mailing or filing thereof, copies of all financial statements, reports and proxy statements mailed to the Borrower’s shareholders, and copies of all registration statements, periodic reports and other documents filed with the Securities and Exchange Commission (or any successor thereto) or any national securities exchange.
     (g) Copies of any order issued by the Minnesota Public Utilities Commission regarding the Borrower’s capital structure.
     (h) Immediately upon becoming aware of the occurrence thereof, notice of the institution of any litigation, arbitration or governmental proceeding, or the rendering of a judgment or decision in such litigation or proceeding, which is material to the Borrower and its Subsidiaries as a consolidated enterprise, and the steps being taken by the Person(s) affected by such proceeding.
     (i) Immediately upon becoming aware of the occurrence thereof, notice of any violation as to any environmental matter by the Borrower or any Material Subsidiary and of the commencement of any judicial or administrative proceeding relating to health, safety or environmental matters (i) in which an adverse determination or result could result in the revocation of or have a material adverse effect on any operating permits, air emission permits, water discharge permits, hazardous waste permits or other permits held by the Borrower or any Material Subsidiary which are material to the operations of the Borrower or such Material Subsidiary, or (ii) which will or threatens to impose a material liability on the Borrower or such Material Subsidiary to any Person or which will require a material expenditure by the Borrower or such Material Subsidiary to cure any alleged problem or violation.
     (j) From time to time, such other information regarding the business, operation and financial condition of the Borrower and the Subsidiaries as any Bank may reasonably request.
     Section 8.2 Corporate Existence. Subject to Sections 9.1, 9.2 and 9.4 in the instance of a Material Subsidiary, maintain its corporate existence in good standing under the laws of its jurisdiction of incorporation and its qualification to transact business in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary, provided that the Borrower may cause any Material Subsidiary to be dissolved that has substantially no assets, revenues or operations.
     Section 8.3 Insurance. Maintain with financially sound and reputable insurance companies such insurance as may be required by law and such other insurance in such amounts and against such hazards as is customary in the case of reputable corporations engaged in the same or similar business and similarly situated.

     Section 8.4 Payment of Taxes and Claims. File all tax returns and reports which are required by law to be filed by it and pay before they become delinquent all taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including those of suppliers, mechanics, carriers, warehouses, landlords and other like Persons) which, if unpaid, might result in the creation of a Lien upon its property; provided that the foregoing items need not be paid if they are being contested in good faith by appropriate proceedings, and as long as the Borrower’s or such Material Subsidiary’s title to its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on the Borrower’s or such Material Subsidiary’s books in accordance with GAAP.
     Section 8.5 Inspection. Permit any Person designated by any Bank to visit and inspect any of its properties, corporate books and financial records, to examine and to make copies of its books of accounts and other financial records, and to discuss the affairs, finances and accounts of the Borrower and the Subsidiaries with, and to be advised as to the same by, its officers at such reasonable times and intervals as such Bank may designate. So long as no Event of Default exists, the expenses of the Banks for such visits, inspections and examinations shall be at the expense of the Banks, but any such visits, inspections, and examinations made while any Event of Default is continuing shall be at the expense of the Borrower.
     Section 8.6 Maintenance of Properties. Maintain its properties used or useful in the conduct of its business in good condition, repair and working order, and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.
     Section 8.7 Books and Records. Keep adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs.
     Section 8.8 Compliance. Comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject.
     Section 8.9 ERISA. Maintain each Plan in compliance with all material applicable requirements of ERISA and of the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and of the Code, including minimum funding standards.
     Section 8.10 Environmental Matters. Observe and comply with all laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters to the extent non-compliance could result in a material liability or otherwise constitute or result in an Adverse Event.
     Section 8.11 Failure to Approve Capital Structure. If the Minnesota Public Utilities Commission or any other governmental authority of appropriate jurisdiction shall issue an order finally determining not to approve, or finally disapproving of, this Agreement, the Borrower will either (a) terminate the Commitments immediately or (b) if the Loans have been made, repay the Loans within 60 days after such order becoming final (or within such shorter period as such order shall provide for such repayment).

     Section 8.12 Senior Debt. Take all actions necessary to assure that the Loans are senior unsecured Indebtedness of the Borrower, and are and remain pari passu and of equal rank and seniority with all senior unsecured Indebtedness of the Borrower (without limiting the obligation of the Borrower to deliver collateral under certain circumstances, as specifically provided herein).
     Section 8.13 Ratings Triggers. If documentation applicable to any Indebtedness of the Borrower or any Subsidiary shall hereafter include a Ratings Trigger, the Borrower shall promptly notify the Agent of such Ratings Trigger. If any Ratings Trigger shall apply to the Borrower or any Subsidiary and if the Agent shall so request of the Borrower, the Borrower agrees to enter into an amendment to this Agreement to include a substantively similar Ratings Trigger in this Agreement (subject to approval of the Required Banks, it being agreed that if the Required Banks shall not enter into such an amendment, the Borrower shall not be deemed to have failed to comply with this Section). For such purpose, a “Ratings Trigger” shall mean any provision in any document applicable to any Indebtedness of the Borrower or any Subsidiary stating that if the Borrower or any Subsidiary shall not maintain a minimum debt rating by S&P, Moody’s or any other ratings agency: (a) the Borrower or such Subsidiary shall be deemed not to have complied with such document, (b) a default or event of default or other acceleration event shall be deemed to have occurred under such document, or (c) Indebtedness governed by such document shall be prepaid or the holder of such Indebtedness shall have the option to require such prepayment (whether immediately or with the giving of notice, passage of time or both).
ARTICLE 9.
NEGATIVE COVENANTS
     From the date of this Agreement and thereafter until the Commitments are terminated or expire and the Loans and all other liabilities of the Borrower to the Banks hereunder and under the Notes (if any) have been paid in full, unless the Required Banks shall otherwise expressly agree in writing, the Borrower will not, and will not permit any Material Subsidiary to, do any of the following:
     Section 9.1 Merger. Merge or consolidate or enter into any analogous reorganization or transaction with any Person; provided that (a) any wholly-owned Subsidiary may be merged with or liquidated into the Borrower (if the Borrower is the surviving corporation) or any other wholly-owned Subsidiary; (b) the Borrower and Material Subsidiaries may enter Permitted Divestitures; and (c) the Borrower may enter into the Permitted Reorganization.
     Section 9.2 Sale of Assets. Sell, transfer, lease or otherwise convey all or any substantial part of its assets except for:
     (a) sales, subleases, leases and licensing of assets in the ordinary course of business;
     (b) sales or other transfers by a wholly-owned Subsidiary to the Borrower or another wholly-owned Subsidiary;
     (c) Permitted Divestitures;

(d)	Permitted Securitization Transactions;

(e)	the Permitted Reorganization;

(f)	Permitted Sales and Leasebacks;

(g)	sales of used, obsolete, worn out or surplus equipment;

(h)	sales of permitted cash equivalents for cash or cash equivalents;

(i)	synthetic leases described in clause (h) of the definition of Interest-bearing Debt and clause (d) of the definition of Interest Expense;

(j)	abandonment of non-material intellectual property assets in the ordinary course of business; and

(k)	surrender, release or waiver of contract rights in the ordinary course of business.
     Section 9.3 Plans. Permit any condition to exist in connection with any Plan which might constitute grounds for the PBGC to institute proceedings to have such Plan terminated or a trustee appointed to administer such Plan, or permit any Plan to terminate under any circumstances which would cause the lien provided for in Section 4068 of ERISA to attach to any property, revenue or asset of the Borrower or any Subsidiary.
     Section 9.4 Ownership of Stock. Take any action, or permit any Material Subsidiary to take any action, which would result in a decrease in the Borrower’s or any Material Subsidiary’s ownership interest in any Subsidiary (including decrease in the percentage of the shares of any class of stock owned), other than: (a) Permitted Divestitures and (b) the Permitted Reorganization.
     Section 9.5 Other Agreements. Enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than the Banks which would: (a) be violated or breached by the Borrower’s performance of its obligations under the Loan Documents or (b) prohibit any Subsidiary of the Borrower from paying dividends or distributions on, or redeeming, acquiring or retiring for value, any shares of stock or other ownership interest that the Borrower holds in such Subsidiary, except for any such prohibition that applies only when a default shall exist under such agreement or shall result from such payment, redemption, acquisition or retirement.
     Section 9.6 Restricted Payments. Either: (a) make any Restricted Payment if any Default or Event of Default shall exist or shall result from the making of such Restricted Payment; or (b) directly or indirectly make any payment on, or redeem, repurchase, defease, or make any sinking fund payment on account of, or any other provision for, or otherwise pay, acquire or retire for value, any Indebtedness of the Borrower or any Subsidiary that is subordinated in right of payment to the Loans (whether pursuant to its terms or by operation of law), except for (i) regularly-scheduled payments of interest and principal (which shall not include payments contingently required upon occurrence of a change of control or other event) that are not otherwise prohibited hereunder or under the document or agreement stating the terms of such subordination, and (ii) refinancing of Indebtedness of the Borrower or any Subsidiary that is subordinated in right of payment to the Loans (whether pursuant to its terms or by operation of law) by the incurrence of Indebtedness that is similarly subordinated in right of payment to the Loans.
     Section 9.7 Investments. Acquire for value, make, have or hold any Investments, except:
     (a) Investments outstanding on the date hereof and listed on Schedule 9.7, and any increases or decreases in the value thereof or write-ups, write-downs or write-offs with respect to such Investments;
     (b) travel advances to officers and employees in the ordinary course of business;
     (c) Investments in readily marketable direct obligations of the United States of America having maturities of one year or less from the date of acquisition;
     (d) certificates of deposit or bankers’ acceptances, each maturing within one year from the date of acquisition, issued by any commercial bank organized under the laws of the United States or any State thereof which has (i) combined capital, surplus and undivided profits of at least $100,000,000, and (ii) a credit rating with respect to its unsecured indebtedness from a nationally recognized rating service that is satisfactory to the Bank;
     (e) commercial paper maturing within 270 days from the date of issuance and given the highest rating by a nationally recognized rating service;
     (f) repurchase agreements relating to securities issued or guaranteed as to principal and interest by the United States of America;
     (g) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale of goods and services in the ordinary course of business;
     (h) share of stock, obligations or other securities received in settlement of claims arising in the ordinary course of business;
     (i) Investments consisting of loans from any Subsidiary to the Borrower;
     (j) Investments outstanding on the date hereof in Subsidiaries by the Borrower and other Subsidiaries;
     (k) provided that no Default or Event of Default shall exist, Investments consisting of loans to or equity investments in (i) any Material Subsidiaries, or (ii) any Subsidiaries that are not Material Subsidiaries, provided that such loans and equity investments in the aggregate to any one Subsidiary that is not a Material Subsidiary shall not exceed $5,000,000 in aggregate amount outstanding at any time (net of any repayment of loans or return of equity);
     (l) Investments by the Borrower or any Subsidiary in a Person that conducts only a Regulated Business which Person will be a Subsidiary upon completion of such Investment;

     (m) Investments not otherwise permitted hereunder which shall not exceed (based on total consideration paid by the Borrower or a Material Subsidiary) $20,000,000 for any single Investment or series of related Investments in any Person; and
     (n) Investments made as part of the Permitted Reorganization.
     Section 9.8 Liens. Create, incur, assume or suffer to exist any Lien with respect to any property, revenues or assets now owned or hereafter arising or acquired, except:
     (a) Liens in connection with the acquisition of property by way of purchase money mortgage and security interests, conditional sale or other title retention agreement, Capitalized Lease or other deferred payment contract, and attaching only to the property being acquired;
     (b) Liens existing on assets of Material Subsidiaries acquired after December 31, 2007, which existed at the time of such acquisition and attach only to the assets of such Material Subsidiaries;
     (c) Liens existing on the date of this Agreement and disclosed on Schedule 7.11 hereto and Liens securing any extension, renewal, restatement or replacement of the credit facilities described on Schedule 7.11, provided that Liens securing such extensions, renewals, restatements or replacement credit facilities shall not attach to materially different assets than the Liens disclosed on such Schedule 7.11 and shall not secure indebtedness exceeding the amount of credit facilities described on Schedule 7.11;
     (d) Deposits or pledges to secure payment of workers’ compensation, unemployment insurance, old age pensions or other social security obligations, in the ordinary course of business of the Borrower or a Subsidiary;
     (e) Liens for taxes, fees, assessments and governmental charges not delinquent or to the extent that payments therefor shall not at the time be required to be made in accordance with the provisions of Section 8.4;
     (f) Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens arising in the ordinary course of business, for sums not due or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 8.4;
     (g) Deposits to secure the performance of bids, trade contracts, leases, statutory obligations and other obligations of a like nature incurred in the ordinary course of business;
     (h) Liens granted to secure obligations to any other holder of senior Indebtedness of the Borrower (including obligations to insurers of bond obligations of the Borrower), provided that (i) such Liens were required to be granted pursuant to agreements and instruments entered into by the Borrower prior to the date of this Agreement, and (ii) the Agent is granted a pari passu Lien, not subordinate in priority (whether due to time of filing or otherwise) to such Lien attaching to either (x) the same assets and rights as the Lien in favor of such other holder of senior Indebtedness (in which case if the Agent shall so notify the Borrower, the holder of such senior Indebtedness shall enter into an inter-creditor agreement satisfactory to the Agent confirming such respective priorities of such Liens), or (y) other assets that are acceptable to the Required Banks in their sole discretion to secure all Indebtedness and obligations of the Borrower hereunder, whether then existing or thereafter arising;
     (i) Liens arising under or related to any statutory or common law provisions or other customary rights relating to banker’s liens, rights of setoff or similar rights and remedies as to deposit or securities accounts or other funds or instruments maintained or held with a depositary or other financial institution or securities intermediary;
     (j) Liens of lessors of real property on which facilities owned or leased by the Borrower or any Subsidiary are located;
     (k) Liens (to the extent falling under the definition of “Lien”) consisting of ownership interests (and protective filings respecting such ownership interests) of lessors of assets to the Borrower or any Subsidiary under any operating lease, and of licensor of intellectual property or other rights to the Borrower or any Subsidiary;
     (l) Liens (to the extent falling under the definition of “Lien”) consisting of rights of lessees or sublessees of assets of the Borrower or any Subsidiary leased in the ordinary course of the Borrower’s or such Subsidiary’s business, which leases do not materially interfere with the ordinary course of business of the Borrower or such Subsidiary;
     (m) Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods by the Borrower or any Subsidiary in the ordinary course of business and other similar Liens arising in the ordinary course of business of the Borrower or any Subsidiary;
     (n) Liens in favor of the Agent for the benefit of the Agent and the Banks under any provisions of this Agreement or any replacement, additional or successor agreement hereto, requiring such Liens; and
     (o) Liens not otherwise permitted by this Section securing Indebtedness not to exceed $10,000,000 in the aggregate at any time outstanding. In no case shall Liens permitted hereunder apply to the stock of any Subsidiary and in no case shall Liens under clauses (d),(f), (g), (i), (j), (k), (l) or (m) secure any Indebtedness for borrowed money or Indebtedness constituting obligations to issuers of letters of credit.
     Section 9.9 Contingent Liabilities. Guaranty obligations of any other Person, except for:
     (a) Guaranties by the Borrower or any Material Subsidiary of obligations of any Material Subsidiary as lessee under any lease that is not a Capitalized Lease;
     (b) Guaranties by Varistar Corporation of obligations of DMI Industries, Inc. in respect of downpayments by customers of DMI Industries, Inc., in aggregate amounts of up to $30,000,000, with the amount of such Guaranties to be deemed to be either (i) the dollar limitation set forth in any such Guaranty, if applicable, or (ii) the amount of such downpayment so Guarantied;

     (c) other Guaranties limited as to principal of recovery to not more than $10,000,000 in the aggregate;
     (d) Guaranties by any Material Subsidiary of the obligations of the Borrower under that certain Note Purchase Agreement, dated as of December 1, 2001, among the Borrower and the various purchasers which are parties thereto in respect of up to $90,000,000 of 6.63% notes, subject to release to the extent provided in Section 12.1(e);
     (e) Guaranties by any Material Subsidiary of the obligations of the Borrower in respect of up to $50,000,000 of 5.778% senior notes due November 30, 2017, subject to release to the extent provided in Section 12.1(e);
     (f) Guaranties by the Borrower of the obligations of a Subsidiary under any Agreement involving the sale of accounts receivable permitted by Section 9.2(h), provided that such Guaranties shall not, in the aggregate, guaranty receivables sale arrangements involving account receivable sales at any time remaining outstanding in excess of $50,000,000; and
     (g) Guaranties by any Material Subsidiary that are Subsidiaries of Varistar Corporation of the obligations of Varistar Corporation under that certain Credit Agreement dated as of December 23, 2008 among Varistar Corporation, the Banks named therein, Bank of America, N.A., KeyBank National Association, and Wells Fargo Bank, National Association, as Co-Documentation Agents, and U.S. Bank National Association, as Agent and Lead Arranger;
provided that any such Guaranty shall be subject to release to the extent provided in Section 12.1(e) if such Guaranty (i) is a Guaranty of the Borrower or of a Material Subsidiary of the Borrower after the Permitted Reorganization and (ii) covers the Assumed Liabilities.
     Section 9.10 Unconditional Purchase Obligations. Enter into or be a party to any contract for the purchase or lease of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether or not delivery is ever made of such materials, supplies or other property or services.
     Section 9.11 Transactions with Related Parties. Enter into or be a party to any transaction or arrangement, including the purchase, sale, lease or exchange of property or the rendering of any service, with any Related Party, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower’s or the applicable Material Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Material Subsidiary than would obtain in a comparable arm’s-length transaction with a Person not a Related Party, and excluding the Permitted Reorganization.
     Section 9.12 Use of Proceeds. Permit any proceeds of the Loans to be used for purposes other than those set forth in Section 2.7, or permit any proceeds of the Loans to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying any margin stock” within the meaning of Regulation U of the Federal Reserve Board, and furnish to any Bank, upon its request, a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U.

     Section 9.13 Interest-bearing Debt to Total Capitalization. Permit the ratio, as of the last day of any fiscal quarter of the Borrower, of (a) Interest-bearing Debt to (b) Total Capitalization to be greater than 0.60 to 1.00.
     Section 9.14 Interest and Dividend Coverage Ratio. Permit the Interest and Dividend Coverage Ratio for any period of four consecutive fiscal quarters to be less than 1.50 to 1.00.
     Section 9.15 Restriction of Varistar Corporation Support. Prior to the consummation of the Permitted Reorganization, issue any Indebtedness to support the operations of Varistar Corporation or issue any Guaranty of the obligations of Varistar Corporation (other than any Guaranty required pursuant to documentation existing prior to the date hereof); provided that (a) the foregoing restrictions shall not apply to Varistar Corporation and its Subsidiaries and (b) for the avoidance of doubt, the Borrower may make investments in Varistar Corporation with the proceeds of common equity issued by the Borrower after the date hereof.
ARTICLE 10.
EVENTS OF DEFAULT AND REMEDIES
     Section 10.1 Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default:
     (a) The Borrower shall fail to make when due, whether by acceleration or otherwise, any payment of principal of or interest on the Note or any fee or other amount required to be made to the Banks pursuant to the Loan Documents;
     (b) Any representation or warranty made or deemed to have been made by or on behalf of the Borrower or any Material Subsidiary by any of the Loan Documents or by or on behalf of the Borrower or any Material Subsidiary in any certificate, statement, report or other writing furnished by or on behalf of the Borrower to the Banks pursuant to the Loan Documents shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified or deemed to have been stated or certified;
     (c) The Borrower shall fail to comply with Section 8.2 or any Section of Article IX;
     (d) The Borrower shall fail to comply with any agreement, covenant, condition, provision or term contained in the Loan Documents (and such failure shall not constitute an Event of Default under any of the other provisions of this Section 10.1) and such failure to comply shall continue for 30 calendar days after notice thereof to the Borrower by the Bank;
     (e) The Borrower or any Material Subsidiary shall become insolvent or shall generally not pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of the Borrower or such Material Subsidiary or for a substantial part of the property thereof or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for the Borrower or a Material Subsidiary or for a substantial part of the property thereof and shall not be discharged within 30 days;

     (f) Any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against the Borrower or a Material Subsidiary, and, if instituted against the Borrower or a Material Subsidiary, shall have been consented to or acquiesced in by the Borrower or such Material Subsidiary, or shall remain undismissed for 30 days, or an order for relief shall have been entered against the Borrower or such Material Subsidiary, or the Borrower or any Material Subsidiary shall take any corporate action to approve institution of, or acquiescence in, such a proceeding;
     (g) Any dissolution or liquidation proceeding shall be instituted by or against the Borrower or a Material Subsidiary and, if instituted against the Borrower or such Material Subsidiary, shall be consented to or acquiesced in by the Borrower or such Material Subsidiary or shall remain for 30 days undismissed, or the Borrower or any Material Subsidiary shall take any corporate action to approve institution of, or acquiescence in, such a proceeding;
     (h) A judgment or judgments for the payment of money in excess of the sum of $10,000,000 in the aggregate shall be rendered against the Borrower or a Material Subsidiary and the Borrower or such Material Subsidiary shall not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof, prior to any execution on such judgments by such judgment creditor, within 30 days from the date of entry thereof, and within said period of 30 days, or such longer period during which execution of such judgment shall be stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;
     (i) The institution by the Borrower or any ERISA Affiliate of steps to terminate any Plan if in order to effectuate such termination, the Borrower or any ERISA Affiliate would be required to make a contribution to such Plan, or would incur a liability or obligation to such Plan, and the requirement to make such contribution or the incurrence of such liability or obligation shall constitute an Adverse Event, or the institution by the PBGC of steps to terminate any Plan;
     (j) The maturity of any Indebtedness of the Borrower (other than Indebtedness under this Agreement) or a Material Subsidiary in the aggregate in excess of $10,000,000 shall be accelerated, or the Borrower or a Material Subsidiary shall fail to pay any such Indebtedness (in excess of such amount) when due or, in the case of such Indebtedness payable on demand, when demanded, or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting (any required notice having been given and grace period having expired) the holder of any such Indebtedness (in excess of such amount) or any trustee or other Person acting on behalf of such holder to cause, such Indebtedness to become due prior to its stated maturity or to realize upon any collateral given as security therefor;
     (k) Any Loan Document shall not be, or shall cease to be, enforceable and binding in accordance with its terms, or the Borrower, any Material Subsidiary, or any other obligor thereunder (except for the Agent or the Banks) shall disavow or contest, or attempt to disavow or contest, its obligations under such Loan Document; or
     (l) Except as a part of the Permitted Reorganization, any Person, or group of Persons acting in concert, that owned less than 5% of the shares of any voting class of stock of the

Borrower shall have acquired more than 25% of the shares of such voting stock, or after consummation of the Permitted Reorganization, either (i) any Person, or group of Persons acting in concert, that owned less than 5% of the shares of any voting class of stock of New OTC shall have acquired more than 25% of the shares of such voting stock, or (ii) New OTC shall cease to own all of the shares of the Borrower.
     Section 10.2 Remedies. If (a) any Event of Default described in Sections 10.1(e), (f) or (g) shall occur with respect to the Borrower, the outstanding unpaid principal balance of any Note, the accrued interest thereon and all other obligations of the Borrower to the Banks and the Agent under the Loan Documents shall automatically become immediately due and payable; or (b) any other Event of Default shall occur and be continuing, then the Agent may take any or all of the following actions (and shall take any or all of the following actions on direction of the Required Banks): (i) declare that the outstanding unpaid principal balance of any Note, the accrued and unpaid interest thereon and all other obligations of the Borrower to the Banks and the Agent under the Loan Documents to be forthwith due and payable, whereupon any Note, all accrued and unpaid interest thereon and all such obligations shall immediately become due and payable, in each case without demand or notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in any Note to the contrary notwithstanding, (ii) exercise all rights and remedies under any other instrument, document or agreement between the Borrower and the Agent or the Banks, and (iii) enforce all rights and remedies under any applicable law.
     Section 10.3 Security Agreement in Accounts and Setoff. As additional security for the payment of all Obligations, the Borrower grants to the Agent, each Bank and each holder of a Note a security interest in, a lien on, and an express contractual right to set off against each deposit account and all deposit account balances, cash and other property of the Borrower now or hereafter maintained with, or in the possession of, the Agent, such Bank or such other holder of a Note. Upon the occurrence of any Event of Default, upon written direction by the Agent to such effect, the Agent, each Bank and each other holder of a Note may: (a) refuse to allow withdrawals from any such deposit account; (b) apply the amount of such deposit account balances and the other assets of the Borrower described above to the Obligations; and (c) offset any other obligation of the Agent, such Bank or such holder of a Note against the Obligations; all whether or not the Obligations are then due or have been accelerated and all without any advance or contemporaneous notice or demand of any kind to the Borrower, such notice and demand being expressly waived.
ARTICLE 11.
THE AGENT
     Section 11.1 Appointment and Grant of Authority. Each Bank hereby appoints the Agent, and the Agent hereby agrees to act, as agent under the Loan Documents. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto. Each Bank hereby authorizes, consents to, and directs the Borrower to deal with the Agent as the true and lawful agent of such Bank to the extent set forth in the Loan Documents.

     Section 11.2 Non-Reliance on Agent. Each Bank agrees that it has, independently and without reliance on the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement. The Agent shall not be required to keep informed as to the performance or observance by the Borrower of this Agreement and the Loan Documents or to inspect the properties or books of the Borrower. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its related companies) which may come into the Agent’s possession.
     Section 11.3 Responsibility of the Agent and Other Matters.
     (a) The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and those duties and liabilities shall be subject to the limitations and qualifications set forth in this Section. The duties of the Agent shall be mechanical and administrative in nature.
     (b) Neither the Agent nor any of its directors, officers or employees shall be liable for any action taken or omitted (whether or not such action taken or omitted is within or without the Agent’s responsibilities and duties expressly set forth in this Agreement) under or in connection with this Agreement, or any other instrument or document in connection herewith, except for gross negligence or willful misconduct. Without limiting the foregoing, neither the Agent nor any of its directors, officers or employees shall be responsible for, or have any duty to examine: (i) the genuineness, execution, validity, effectiveness, enforceability, value or sufficiency of any Loan Document; (ii) the collectibility of any amounts owed by the Borrower; (iii) any recitals or statements or representations or warranties in connection with this Agreement or any Note; (iv) any failure of any party to this Agreement to receive any communication sent; or (v) the assets, liabilities, financial condition, results of operations, business or creditworthiness of the Borrower.
     (c) The Agent shall be entitled to act, and shall be fully protected in acting upon, any communication in whatever form believed by the Agent in good faith to be genuine and correct and to have been signed or sent or made by a proper person or persons or entity. The Agent may consult counsel and shall be entitled to act, and shall be fully protected in-any action taken in good faith, in accordance with advice given by counsel. The Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by the Agent with reasonable care. The Agent shall not be bound to ascertain or inquire as to the performance or observance of any of the terms, provisions or conditions of this Agreement or any Note on the Borrower’s part.
     Section 11.4 Action on Instructions. The Agent shall be entitled to act or refrain from acting, and in all cases shall be fully protected in acting or refraining from acting under this Agreement or any Note or any other instrument or document in connection herewith or therewith in accordance with instructions in writing from (i) the Required Banks except for instructions which under the express provisions hereof must be received by the Agent from all the Banks, and (ii) in the case of such instructions, from all the Banks.
     Section 11.5 Indemnification. To the extent the Borrower does not reimburse and save the Agent harmless according to the terms hereof for and from all costs, expenses and disbursements in connection herewith or with the other Loan Documents, such costs, expenses and disbursements to the extent reasonable shall be borne by the Banks ratably in accordance with their Percentages and the Banks hereby agree on such basis (a) to reimburse the Agent for all such reasonable costs, expenses and disbursements on request and (b) to indemnify and save harmless the Agent against and from any and all losses, obligations, penalties, actions, judgments and suits and other reasonable costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent, other than as a consequence of actual gross negligence or willful misconduct on the part of the Agent, arising out of or in connection with this Agreement or any Note or any instrument or document in connection herewith or therewith, or any request of the Banks, including the reasonable costs, expenses and disbursements in connection with defending itself against any claim or liability, or answering any subpoena, related to the exercise or performance of any of its powers or duties under this Agreement or the other Loan Documents or the taking of any action under or in connection with this Agreement or any Note.
     Section 11.6 JPMorgan Chase Bank, N.A. and Affiliates. With respect to JPMorgan Chase Bank, N.A.’s Commitment and the Loan by JPMorgan Chase Bank, N.A. under this Agreement and any Note and any interest of JPMorgan Chase Bank, N.A. in any Note, JPMorgan Chase Bank, N.A. shall have the same rights, powers and duties under this Agreement and such Note as any other Bank and may exercise the same as though it were not the Agent. JPMorgan Chase Bank, N.A. and its affiliates may accept deposits from, lend money to, and generally engage, and continue to engage, in any kind of business with the Borrower as if JPMorgan Chase Bank, N.A. were not the Agent.
     Section 11.7 Notice to Holder of Note. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof has been filed with the Agent. Any request, authority or consent of any holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note.
     Section 11.8 Successor Agent. The Agent may resign at any time by giving at least 30 days written notice thereof to the Banks and the Borrower. Upon any such resignation, the Required Banks shall have the right to appoint a successor Agent. If no successor Agent shall have been appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Agent’s giving notice of resignation, then the retiring Agent may, but shall not be required to, on behalf of the Banks, appoint a successor Agent.
     Section 11.9 Other Agents; Lead Arrangers. No Person named herein as the Syndication Agent, the Documentation Agent or a Lead Arranger shall have any duty, responsibility or liability in such capacity.

ARTICLE 12.
PERMITTED REORGANIZATION
     Section 12.1 Proposed Transaction. Without any representation or warranty that the following transaction will be consummated, the Borrower has informed the Agent and the Banks that it is planning the following transaction (the “Permitted Reorganization”):
     (a) formation of a new subsidiary, Otter Tail Holding Company (“New OTC”), which will be a Minnesota corporation;
     (b) formation by New OTC of a new subsidiary, Otter Tail Merger Sub (“Merger Sub”), which will be a Minnesota corporation;
     (c) transfer by the Borrower to New OTC by way of assignment or contribution to capital of all Non-Power Company Assets;
     (d) assumption by New OTC of all liabilities and obligations of the Borrower except (i) those under this Agreement and any Note issued hereunder, (ii) those under the Senior Indebtedness Agreements listed on Schedule 12.1 and any Note described on such Schedule 12.1, and (iii) all liabilities and obligations that pertain to the Borrower’s electric generation and transmission business and do not pertain to the operation of the Borrower as a holding company (such liabilities and obligations other than those described in (i), (ii) and (iii) hereof are called the “Assumed Liabilities”);
     (e) release of the Borrower from the Assumed Liabilities by each holder thereof;
     (f) release of Varistar Corporation and its Subsidiaries from guaranties of Senior Indebtedness Agreements listed on Schedule 12.1 and any Note described on such Schedule 12.1;
     (g) merger of the Borrower with Merger Sub (the “Merger”), where (i) the surviving corporation in the Merger will be the Borrower, will have the name Otter Tail Power Company and will be a direct, wholly-owned subsidiary of New OTC and (ii) the current shareholders of the Borrower will become shareholders of New OTC;
     (h) change of the name of New OTC to Otter Tail Corporation; and
     (i) the Borrower (now named Otter Tail Power Company) will remain obligated under this Agreement and the other Loan Documents.
     Section 12.2 Conditions to Permitted Reorganization. The following shall constitute terms and conditions (in addition to those set forth in Section 12.1) that must be satisfied for the proposed transaction to constitute the Permitted Reorganization under this Agreement:
     (a) New OTC and Merger Sub shall have been duly incorporated as Minnesota corporations;

     (b) the Power Company Assets shall be owned by the Borrower, and all assets of the Borrower that are not Power Company Assets shall have been assigned or contributed to the capital of New OTC;
     (c) the stock of the Borrower shall be owned by New OTC;
     (d) the Permitted Reorganization shall not result in ownership by any Person or group of Persons acting in concert that owned less than 5% of the shares of any voting class of stock of the Borrower of more than 25% of the shares of voting stock of New OTC (other than the ownership by the Borrower of the stock of New OTC prior to the effectiveness of the Permitted Reorganization);
     (e) New OTC shall have submitted copies of its Articles of Incorporation and By-laws to the Agent, and such Articles of Incorporation and By-laws shall be satisfactory to the Agent in form and substance. Pursuant to such documents, New OTC shall have elected a board of directors and New OTC shall have elected and qualified officers authorized to act for New OTC. New OTC shall have received a tax identification number from the Internal Revenue Service; and
     (f) New OTC and the Borrower shall have received approval of the reorganization from the Minnesota Public Utilities Commission.
     (g) The Agent shall have received all of the following, in form and substance satisfactory to the Agent, each duly executed by all necessary parties:
          (i) copies of (A) the agreement and articles of merger entered and filed in connection with the Merger; (B) any amendment to the articles of incorporation and bylaws of the Borrower filed or made in connection with the Permitted Reorganization, including amendment to change the Borrower’s name to Otter Tail Power Company;
          (ii) certified copies of the articles of incorporation and bylaws of New OTC;
          (iii) certificate of Good Standing for the Borrower and New OTC in the jurisdictions of their incorporation, certified by the appropriate governmental officials;
          (iv) copies of the instruments or documents entered into by all necessary parties (A) pertaining to the transfer by the Borrower of all assets other than the Power Company Assets to New OTC, (B) pertaining to transfer to New OTC of the Assumed Liabilities and assumption thereof by New OTC, (C) constituting the release of the Borrower from the Assumed Liabilities by the holders of the Assumed Liabilities as provided in Section 12.1(e), and (D) constituting the release of the guaranties by Varistar Corporation and its Subsidiaries of guaranties, as provided in Section 12.1(f);
          (v) an instrument or agreement by the Borrower confirming to the Agent that the Permitted Reorganization has been consummated in accordance with the terms and condition of this Article XII, confirming the name change of the Borrower and confirming that the Borrower, under such new name, remains obligated under this Agreement, any Note, the Agent’s Fee Letter, the Lead Arrangers’ Fee Letter and that this Agreement, any Note, the Agent’s Fee

Letter and the Lead Arrangers’ Fee Letter remain in full force and effect, enforceable against the Borrower in accordance with their respective terms;
          (vi) an opinion of counsel to the Borrower, addressed to the Bank, in substantially the form of Exhibit D;
          (vii) a balance sheet of the Borrower giving effect to the Permitted Reorganization, prepared in accordance with GAAP, and projections and budgets for the Borrower following the Permitted Reorganization, prepared in good faith by the Borrower; and
          (viii) any necessary revised versions of Schedules 1.1(b), 7.6, 7.11, 7.15 and 7.16, as provided in Section 12.2(h)(i).
Upon delivery, the instruments or documents described in clauses (iv) and (v) above shall be deemed to be “Loan Documents” under this Agreement.
     (h) No Default or Event of Default shall have occurred and shall have continued hereunder. Upon and after consummation of the Permitted Reorganization:
          (i) all representations and warranties of the Borrower hereunder, as applied to the Borrower shall be true and correct, except the Borrower shall prepare and submit to the Agent revised drafts of Schedules 1.1(b), 7.6, 7.11, 7.15 and 7.16, which shall, for purposes of the representations and warranties, be deemed to replace the corresponding Schedules to this Agreement. Such revised Schedule 7.15 shall include all Subsidiaries included in the Power Company Assets;
          (ii) no Default or Event of Default shall have occurred after giving effect to the Permitted Reorganization; and
          (iii) the Subsidiaries and Material Subsidiaries of the Borrower prior to the Permitted Reorganization which do not constitute Power Company Assets shall be deemed to no longer be Subsidiaries or Material Subsidiaries for purposes of reference thereto in this Agreement.
     (i) No default or event of default shall have occurred under any material contract or agreement constituting a portion of the Power Company Assets, which default or event of default shall not have been waived to the reasonable satisfaction of the Agent.
     (j) The Agent shall have received satisfactory evidence that upon consummation of the transactions described herein, the unsecured long term debt of the Borrower shall be rated no lower than BBB- by S&P and Baa2 by Moody’s.
     Section 12.3 Acknowledgement of No Liability of New OTC. The Banks and the Agent acknowledge and agree that if the Permitted Reorganization is conducted as described in Section 12.1, and the terms and conditions set forth in Section 12.2 are satisfied, that New OTC will have no obligations or liabilities to the Banks or the Agent under this Agreement, any Note, the Agent’s Fee letter and the Lead Arrangers’ Fee Letter, and such entity shall not be deemed to have assumed such obligations and liabilities under Section 12.1(d).

ARTICLE 13.
MISCELLANEOUS
     Section 13.1 No Waiver and Amendment. No failure on the part of the Banks or the holder of any Note to exercise and no delay in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The remedies herein and in any other instrument, document or agreement delivered or to be delivered to the Banks hereunder or in connection herewith are cumulative and not exclusive of any remedies provided by law. No notice to or demand on the Borrower not required hereunder or under any Note shall in any event entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Banks or any holder of the Note to any other or further action in any circumstances without notice or demand.
     Section 13.2 Amendments, Etc. No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Agent upon direction of the Required Banks and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall, unless agreed to by the Agent and each directly-affected Bank:
     (a) increase the amounts of or extend the terms of the Commitments or subject the Banks to any additional obligations;
     (b) change the principal of, or interest on, any Note or any fees or other amounts payable hereunder;
     (c) postpone any date fixed for any payment of principal of, or interest on, any Note or any fees or other amounts payable hereunder; or
     (d) release any collateral held subject to Section 10.3, except as contemplated by such Section; and
provided, further, that (i) any amendment to the definition of Required Banks or to this Section 13.2 shall require the consent of all Banks; and (ii) any amendment, waiver or consent affecting the rights of the Agent shall require the consent of the Agent.
     Section 13.3 Assignments and Participations.
     (a) Assignments. Each Bank shall have the right, subject to the further provisions of this Sections 13.3, to sell or assign all or any part of its Commitment, its Loan, its Note and other rights and obligations under this Agreement and related documents (such transfer, an “Assignment”) to any commercial lender, other financial institution or other entity (an “Assignee”). Upon such Assignment becoming effective as provided in Section 13.3(b), the assigning Bank shall be relieved from the portion of its Commitment, obligations to indemnify the Agent and other obligations hereunder to the extent assumed and undertaken by the Assignee, and to such extent the Assignee shall have the rights and obligations of a “Bank”

hereunder. Notwithstanding the foregoing, unless otherwise consented to by the Borrower and the Agent, each Assignment shall be in the initial principal amount of not less than $3,000,000 in the aggregate for the Commitment or Loan assigned, or an integral multiple of $1,000,000 if above such amount Each Assignment shall be documented by an agreement between the assigning Bank and the Assignee (an “Assignment and Assumption Agreement”) substantially in the form of Exhibit E attached hereto.
     (b) Effectiveness of Assignments. An Assignment shall become effective hereunder when all of the following shall have occurred: (i) the Agent and the Borrower shall consent to such Assignment (which consent shall not be unreasonably withheld), by either notice of such consent or by executing and delivering such Assignments, provided that the Agent only (and not the Borrower) shall consent (A) if the assignee is another Bank, an affiliate of the assigning Bank or an approved fund or (B) if an Event of Default has occurred and is continuing, (ii) either the assigning Bank or the Assignee shall have paid a processing fee of $3,500 to the Agent for its own account, (iii) the Assignee shall have submitted the Assignment and Assumption Agreement to the Agent with a copy for the Borrower, and shall have provided to the Agent information the Agent shall have reasonably requested to make payments to the Assignee, and (iv) the assigning Bank and the Agent shall have agreed upon a date upon which the Assignment shall become effective. Upon the Assignment becoming effective, (x) if requested by the assigning Bank, the Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the assigning Bank and the Assignee; and (y) the Agent shall forward all payments of interest, principal, fees and other amounts that would have been made to the assigning Bank, in proportion to the percentage of the assigning Bank’s rights transferred, to the Assignee.
     (c) Participations. Each Bank shall have the right, subject to the further provisions of this Section 13.3, to grant or sell a participation in all or any part of its Commitment, its Loan or its Note (a “Participation”) to any commercial lender, other financial institution or other entity (a “Participant”) without the consent of the Borrower, the Agent of any other party hereto. The Borrower agrees that if amounts outstanding under this agreement and any Note are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its Participation in amounts owing under this Agreement and any Note to the same extent as if the amount of its Participation were owing directly to it as a Bank under this agreement or any note; provided that such right of setoff shall be subject to the obligation of such Participant to share with the Banks, and the Banks agree to share with such Participant, as provided in Section 4.4. The Borrower also agrees that each Participant shall be entitled to the benefits of Article V with respect to its Participation, provided that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Bank would have been entitled to receive in respect of the amount of the Participation transferred by such transferor Bank to such Participant had no such transfer occurred.
     (d) Limitation of Rights of any Assignee or Participant. Notwithstanding anything in the foregoing to the contrary, except in the instance of an Assignment that has become effective as provided in Section 13.3(b), (i) no Assignee or Participant shall have any direct rights hereunder, (ii) the Borrower, the Agent and the Banks other than the assigning or selling Bank shall deal solely with the assigning or selling Bank and shall not be obligated to extend any rights or make any payment to, or seek any consent of, the Assignee or Participant, (iii) no

Assignment or Participation shall relieve the assigning or selling Bank from its Commitment to make its Loan hereunder or any of its other obligations hereunder and such Bank shall remain solely responsible for the performance hereof, the (iv) no Assignee or Participant, other than an affiliate of the assigning or selling Bank, shall be entitled to require such Bank to take or omit to take any action hereunder, except that such Bank may agree with such Assignee or Participant that such Bank will not, without such Assignee’s or Participant’s consent, take any action which would, in the case of any principal, interest or fee in which the Assignee or Participant has an ownership or beneficial interest: (w) extend the final maturity of such Bank’s Loan, (x) reduce the interest rate on such Loan, (y) forgive any principal of, or interest on, such Loan, or (z) release all or substantially all of the Collateral (if any) for the Loans.
     (e) Tax Matters. No Bank shall be permitted to enter into any Assignment or Participation with any Assignee or Participant who (i) is not a United States Person or (ii) is a United States Person that the Borrower may not treat as an “exempt recipient” within the meaning of Treasury Regulations Section 1.6049-4(c) based on the indicators set forth therein, unless such Assignee or Participant represents and warrants to such Bank, the Agent and the Borrower that, as at the date of such Assignment or Participation, it is entitled to receive interest payments without withholding or deduction of any taxes and such Assignee or Participant executes and delivers to such Bank on or before the date of execution and delivery of documentation of such Participation or Assignment, a United States Internal Revenue Service Form W8BEN, W8ECI, W-8 IMY and/or W-9 or any successor to either of such forms, as appropriate, properly completed an claiming complete exemption from withholding and deduction of all Federal Income Taxes. A “United States Person” means any citizen, national or resident of the United States, any corporation or other entity created or organized in or under the laws of the United States or any political subdivision hereof or any estate or trust, in each case that is not subject to withholding of United States Federal income taxes or other taxes on payment of interest, principal of fees hereunder.
     (f) Information. Each Bank may furnish any information concerning the Borrower in the possession of such Bank from time to time to Assignees and Participants and potential Assignees and Participants.
     (g) Federal Reserve Bank. Nothing herein stated shall limit the right of any Bank to assign any interest herein and in any Note to a Federal Reserve Bank.
     Section 13.4 Costs, Expenses and Taxes; Indemnification.
     (a) The Borrower agrees, whether or not any Advance is made hereunder, to pay on demand: (i) all reasonable and documented costs and expenses of the Agent (including the reasonable and documented fees and expenses of counsel and paralegals for such persons who may be employees of such persons) incurred in connection with the preparation, execution and delivery of the Loan Documents and the preparation, negotiation and execution of any and all amendments to each thereof, and (ii) all reasonable and documented costs and expenses of the Agent and each of the Banks incurred after the occurrence of an Event of Default in connection with the enforcement of the Loan Documents. The Borrower agrees to pay, and save the Banks harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of the Loan Documents. The Borrower agrees to indemnify and hold the

Banks harmless from any loss or expense which may arise or be created by the acceptance in good faith by the Agent of telephonic or other instructions for making Advances or disbursing the proceeds thereof.
     (b) The Borrower agrees to defend, protect, indemnify, and hold harmless the Agent and each and all of the Banks, each of their respective Affiliates and each of the respective officers, directors, employees and agents of each of the foregoing (each an “Indemnified Person” and, collectively, the “Indemnified Persons”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel to such Indemnified Persons in connection with any investigative, administrative or judicial proceeding, whether direct, indirect or consequential and whether based on any federal or state laws or other statutory regulations, including securities and commercial laws and regulations, under common law or at equitable cause, or on contract or otherwise, the capitalization of the Borrower, the Commitments, the making of, management of and participation in the Advances or the use or intended use of the proceeds of the Advances, provided that the Borrower shall have no obligation under this Section 13.4(b) to an Indemnified Person with respect to any of the foregoing to the extent resulting from the gross negligence or willful misconduct of such Indemnified Person or arising solely from claims between one such Indemnified Person and another such Indemnified Person. The indemnity set forth herein shall be in addition to any other obligations or liabilities of the Borrower to each Indemnified Person under the Loan Documents or at common law or otherwise.
     (c) The obligations of the Borrower under this Section 13.4 shall survive any termination of this Agreement.
     Section 13.5 Notices.
     (a) Except when telephonic or electronic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing. All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by facsimile transmission, from the first Business Day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed; provided that any notice to the Agent under Article II shall be deemed to have been given only when received by the Agent.
     (b) Financial statements, reports and letters under Section 8.1(a), (b), (c), (f) and (g) and other ordinary course requests or communications by the Borrower to the Agent may be sent by the Borrower to the Agent by e-mail, and may be distributed by the Agent to the Bank by similar means or by posting to Intralinks®, or other coded commercial service selected for such purpose by the Agent.
     Section 13.6 Successors. This Agreement shall be binding upon the Borrower, the Banks and the Agent and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Banks and the Agent and the successors and assigns of the Banks. The Borrower shall not assign its rights or duties hereunder without the written consent of the Banks.
     Section 13.7 Severability. Any provision of the Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
     Section 13.8 Subsidiary References. The provisions of this Agreement relating to Subsidiaries shall apply only during such times as the Borrower has one or more Subsidiaries.
     Section 13.9 Captions. The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.
     Section 13.10 Entire Agreement. The Loan Documents embody the entire agreement and understanding between the Borrower, the Banks and the Agent with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof.
     Section 13.11 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and either of the parties hereto may execute this Agreement by signing any such counterpart.
     Section 13.12 Governing Law. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT AND ANY NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.
     Section 13.13 Consent to Jurisdiction. AT THE OPTION OF THE BANKS, THIS AGREEMENT AND ANY NOTE MAY BE ENFORCED EXCLUSIVELY IN THE STATE OR FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY; AND THE BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT THE BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE BANKS AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.
     Section 13.14 Waiver of Jury Trial. THE BORROWER, THE BANKS AND THE AGENT EACH WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (a) UNDER THIS AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION

HEREWITH OR (b) ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
     Section 13.15 Customer Identification — USA PATRIOT Act Notice. Each Bank (for itself and not on behalf of any other party) hereby notifies the Borrower that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank, as applicable, to identify the Borrower in accordance with the Act.
     Section 13.16 OFAC and Asset Control Regulations. The Borrower shall (a) ensure, and cause each Subsidiary to ensure, that no Person who owns a controlling interest in or otherwise controls the Borrower or any Subsidiary is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury, or included in any Executive Orders, and (b) not use or permit the use of the proceeds of the Loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above.

OTTER TAIL CORPORATION, d/b/a OTTER TAIL POWER COMPANY as Borrower

By:	/s/ Kevin Moug

Title:	Chief Financial Officer

P.O. Box 496 Fergus Falls, MN 56538-0496 Attention: Mr. Kevin G. Moug Chief Financial Officer Telephone: (701) 451-3562 Fax: (701) 232-4108

JPMORGAN CHASE BANK, N.A., as Agent and as a Bank

By:	/s/ Nancy A. Barwig

Title:	Vice President

Notices (Credit Matters) 10 South Dearborn Street, 9th Floor, IL1-0090 Chicago, IL 60603 Attention: Helen Davis Telephone: (312) 732-1759 Fax: (312) 732-1762

Notices (Loan Operations) 10 South Dearborn Street, 7th Floor, IL1-0010 Chicago, IL 60603 Attention: Joyce King Telephone: (312) 385-7025 Fax: (312) 385-7096

KEYBANK NATIONAL ASSOCIATION, as Syndication Agent and as a Bank

By:	/s/ Keven D. Smith

Title:	Senior Vice President

127 Public Square Cleveland, Ohio 44114

Notices (Credit Matters) Keven D. Smith Senior Vice President-Energy Telephone: 425-709-4579 Fax: 425-709-4565

Notices (Loan Operations) Margie Vacca Loan Servicing Officer Telephone: (216) 689-3580 Fax: (216) 370-6116

UNION BANK, N.A., as Documentation Agent and as a Bank

By:	/s/ Robert Cole

Title:	Vice President

Energy Capital Services 445 S. Figueroa Street, 15th Floor Los Angeles, CA 90071

Notices (Loan Operations) Maria Suncin Telephone: (323) 720-2870 Fax: (800) 446-9951

BANK OF THE WEST, as a Bank

By:	/s/ Philip Krump

Title:	Vice President

1977 Saturn Street, 3rd Floor Monterey Park, CA 91755

Notices (Credit Matters) 250 Marquette Avenue, Suite 575 Minneapolis, MN 55401 Attention: Philip Krump Vice President Telephone: (612) 359-3600 Fax: (612) 339-6362

Notices (Loan Operations) Attention: Sandra Fox Commercial Loans Services Manager Telephone: (323) 727-3065 Fax: (323) 727-3099

COBANK, ACB, as a Bank

By:	/s/ Dale Keyes

Title:	Vice President

5500 South Quebec Street Greenwood Village, CO 80111

Notices (Credit Matters) Dale Keyes Vice President Telephone: (303) 694-5850 Fax: (303) 740-4002

Notices (Loan Operations) Nancy Tucker Sr. Syndication/Participation Closer 5500 South Quebec St. Greenwood Village, CO 80111 Telephone: (303) 740-4004 Fax: (303) 740-4021 Email: Agencybank@cobank.com

BANK OF AMERICA, N.A., as a Bank

By:	/s/ A. Quinn Richardson

Title:	Senior Vice President

Suite IL4-135-07-65 135 S. LaSalle Street Chicago, IL 60603

Notices (Credit Matters) A. Quinn Richardson Senior Vice President Telephone: (312) 992-2160 Fax: (312) 453-2662

Notices (Loan Operations) Jennifer Baines Credit Service Officer Telephone: (925) 675-8409 Fax: (888) 969-2294

EXHIBITS

Exhibit	Contents

A	Form of Note

B	Form of Compliance Certificate

C	Form of Legal Opinion for Closing

D	Form of Legal Opinion for Permitted Reorganization

E	Form of Assignment and Assumption

Schedules

1.1(a)	Commitments and Percentages

1.1(b)	Material Subsidiaries

7.6	Litigation (Section 7.6)
Contingent Liabilities (Section 7.6)

7.11	Existing Liens (Sections 7.11 and 9.8)

7.15	Subsidiaries (Section 7.15)

7.16	Partnerships/Joint Ventures (Section 7.16)

9.7	Investments (Section 9.7)

12.1	Senior Indebtedness Agreements and Any Notes to be Retained as Obligations of the Borrower following Permitted Reorganization

EXHIBIT A
PROMISSORY NOTE

$[INSERT NUMERICAL COMMITMENT AMOUNT]	May 22, 2009
     FOR VALUE RECEIVED, the undersigned OTTER TAIL CORPORATION, d/b/a OTTER TAIL POWER COMPANY, a Minnesota corporation (the “Borrower”), promises to pay to the order of [INSERT BANK NAME] (the “Bank”), on the Termination Date, or any other due date or dates determined under the Term Loan Agreement referred to below, the principal sum of [INSERT COMMITMENT AMOUNT] DOLLARS ($[INSERT NUMERICAL COMMITMENT AMOUNT]). All payments of principal shall be recorded by the holder in its records which records shall be conclusive evidence of the subject matter thereof, absent manifest error.
     The Borrower further promises to pay to the order of the Bank interest on the aggregate unpaid principal amount hereof from time to time outstanding from the date hereof until paid in full at the rates per annum which shall be determined in accordance with the provisions of the Term Loan Agreement. Accrued interest shall be payable on the dates specified in the Term Loan Agreement.
     All payments of principal and interest under this Note shall be made in lawful money of the United States of America in immediately available funds at the office of JPMorgan Chase Bank, N.A., 10 South Dearborn Street, Chicago, IL 60603, or at such other place as may be designated by the Agent to the Borrower in writing.
     This Note is one of the Notes referred to in, and evidences indebtedness incurred under, a Term Loan Agreement dated as of May 22, 2009 (as amended, modified or supplemented from time to time, the “Term Loan Agreement”) among the Borrower, the Banks, as defined therein (including the Bank) and JPMorgan Chase Bank, N.A., as Administrative Agent, to which Term Loan Agreement reference is made for a statement of the terms and provisions thereof, including those under which the Borrower is permitted and required to make prepayments and repayments of principal of such indebtedness and under which such indebtedness may be declared to be immediately due and payable.
     All parties hereto, whether as makers, endorsers or otherwise, severally waive presentment, demand, protest and notice of dishonor in connection with this Note.
     This Note is made under and governed by the internal laws of the State of New York.

OTTER TAIL CORPORATION, d/b/a OTTER TAIL POWER COMPANY

By:

Title:

Exhibit B
COMPLIANCE CERTIFICATE
                                        , 20
10 South Dearborn Street, 9th Floor
Mail Code IL1-0090
Chicago, IL 60603
Attention: Helen Davis
Ladies/Gentlemen:
     Reference is made to the Term Loan Agreement, dated as of May 22, 2009 (as amended from time to time, the “Term Loan Agreement”), among OTTER TAIL CORPORATION (the “Borrower”), the Banks named therein and JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Agent”). Terms not otherwise expressly defined herein shall have the meanings set forth in the Term Loan Agreement.
     As required pursuant to Section 8.1(c) of the Term Loan Agreement, the Borrower hereby certifies that as of                     , 20                    , the following is true, correct and accurate in all respects:
     1. The consolidated financial statements submitted herewith are fairly presented in all material respects.
     2. No Default and no Event of Default, has occurred and continued.
     3. All representations and warranties of the Borrower contained in Article VII of the Term Loan Agreement are true and correct, as though made on such date;
     4. The Borrower’s Long Term Debt Rating is:

Standard & Poor’s:

Moody’s:

1

     5. Covenant compliance is demonstrated as follows:
     Section 9.13 Interest-bearing Debt to Total Capitalization

Interest-bearing Debt:	$

to:

Total Capitalization:	$

(Required: not greater than 0.60 to 1.00.)
     Section 9.14 Interest and Dividend Coverage Ratio. For the four-quarter period ending on the date of the enclosed consolidated financial statements:

EBIT:	$

to:

sum of
Interest Expense:	$
Dividends on Preferred Stock:	$
$
Ratio: ___ to 1.00
(Required: not less than 1.50 to 1.00.)

OTTER TAIL CORPORATION, d/b/a OTTER TAIL POWER COMPANY

By:

Title:

[chief financial officer]

2

Exhibit C
OPINION OF COUNSEL
May 22, 2009
To: The Banks party to the
Loan Agreement described herein
[address to each bank]
Ladies and Gentlemen:
     I have acted as counsel to Otter Tail Corporation, d/b/a Otter Tail Power Company, a Minnesota corporation (the “Company”), in connection with the transactions contemplated by that certain Term Loan Agreement, dated as of May 22, 2009, entered into among the Company, the Banks, as defined therein, KeyBank National Association, as Syndication Agent, Union Bank, N.A., as Documentation Agent, and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Loan Agreement”). This opinion is being delivered to you pursuant to Section 6.1(e) of the Loan Agreement. Capitalized terms used herein, except as otherwise specifically defined herein, are used with the same meaning as defined in the Loan Agreement.
     In connection with this opinion, I have examined the following documents:
     (a) The Restated Articles of Incorporation of the Company, as amended (the “Articles”);
     (b) The Restated Bylaws of the Company, as amended (the “Bylaws”);
     (c) Resolutions of the Board of Directors of the Company;
     (d) An executed copy of the Loan Agreement; and
     (e) An executed copy of each Note issued on the date hereof pursuant to the Loan Agreement.
     I also have examined such other documents and reviewed such questions of law as I have considered necessary and appropriate for the purposes of this opinion.
     In rendering my opinions set forth below, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures (other than the signatures of officers of the Company) and the conformity to authentic originals of all documents submitted to me as copies. I also have assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to my

3

opinion, I have relied upon representations and certificates of officers and other employees of the Company (known by me to have authority to make such representations and certifications on behalf of the Company) and certificates of public officials.
     Based on the foregoing, I am of the opinion that:
     (1)  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota, and is duly qualified and in good standing as a foreign corporation in all other jurisdictions in which its respective present operations or properties require such qualification, except where failure so to qualify or to be in good standing would not constitute an Adverse Event.
     (2) The Company has corporate power and authority to (a) own and operate its properties and assets and carry on its business as presently conducted, as described in the Company’s Annual Report or Form 10-K for the year ended December 31, 2008, and (b) enter into and perform its obligations under the Loan Documents to which it is a party.
     (3)  The execution and delivery of the Loan Documents, the borrowing by the Company under the Loan Agreement and the performance by the Company of its obligations under the Loan Documents to which it is a party have been duly authorized by all necessary corporate action, and the Loan Documents have been duly executed and delivered on behalf of the Company, and constitute valid and binding obligations of the Company, enforceable in accordance with their respective terms.
     (4)  There is no provision in (a) the Articles or Bylaws, (b) any indenture, mortgage, contract or agreement to which the Company is a party or by which the Company or its properties are bound, (c) any law, statute, rule or regulation or (d) to my knowledge, any writ, order or decision of any court or governmental instrumentality binding on the Company which would be contravened by the execution, delivery or performance by the Company of the Loan Documents to which it is a party, except in the case of clause (b) for any such contravention which would not constitute an Adverse Event.
     (5)  There are no actions, suits or proceedings pending or, to the best of my knowledge, threatened against the Company before any court or arbitrator or by or before any administrative agency or government authority, which, if adversely determined, could reasonably be expected to constitute an Adverse Event.
     The opinion set forth in paragraph (3) above is subject to the following qualifications and exceptions:
     (i) Such opinion is subject to the effect of any applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer, statutes of limitation or other similar laws and judicial decisions affecting or relating to the rights of creditors generally.

4

     (ii) Such opinion is subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, estoppel, election of remedies and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law). In addition, the availability of specific performance, injunctive relief, the appointment of a receiver or other equitable remedies is subject to the discretion of the tribunal before which any proceeding therefor may be brought.
     (iii) I express no opinion as to the enforceability of provisions in the Loan Documents to the extent they contain obligations of the Company to pay any prepayment premium, default interest rate or other form of liquidated damages if the payment of such premium, interest rate or damages may be construed as unreasonable in relation to the actual damages or disproportionate to actual damages suffered by the party claiming such amounts as a result of such prepayment or default.
     (iv) I express no opinion (A) as to the validity, binding effect or enforceability of (1) any provision of the Loan Documents related to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum), (2) waivers by the Company of any statutory or constitutional rights or remedies, (3) terms which excuse any person or entity from liability for such person’s or entity’s negligence or willful misconduct, or (4) cumulative remedies to the extent such cumulative remedies purport to compensate, or would have the effect of compensating, the party entitled to the benefits thereof in an amount in excess of the actual loss suffered by such party; or (B) as to compliance or the effect of noncompliance by you with any state or federal laws or regulations applicable to you in connection with the transactions described in the Loan Documents.
     I draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.
     The opinions expressed above are limited to the laws of the State of Minnesota and the federal laws of the United States and I express no opinion as to the laws of any other jurisdiction. I call your attention to the fact that certain of the Loan Documents state that they are governed by New York law. My opinion is based on the assumption that the internal laws of the State of Minnesota would govern the provisions of each such agreement and the transactions contemplated thereby.

5

     The foregoing opinions are being furnished to you solely for your benefit and may not be relied upon by, nor may copies be delivered to, any other person without my prior written consent.
Very truly yours,
George A. Koeck
General Counsel and Corporate Secretary

6

Exhibit D
OPINION OF COUNSEL
OTTER TAIL POWER COMPANY
[date]
To: The Banks party to the
Loan Agreement described herein
[address to each bank]
Ladies and Gentlemen:
     I have acted as counsel to Otter Tail Power Company, a Minnesota corporation (the “Company”), in connection with the transactions contemplated by Article 12 (the “Reorganization”) of that certain Loan Agreement, dated as of May 22, 2009, entered into among the Company, the Banks, as defined therein, KeyBank National Association, as Syndication Agent, Union Bank, N.A., as Documentation Agent, and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Loan Agreement”). This opinion is being delivered to you pursuant to Section 12.2(g)(vi) of the Loan Agreement. Capitalized terms used herein, except as otherwise specifically defined herein, are used with the same meaning as defined in the Loan Agreement.
     In connection with this opinion, I have examined the following documents:
     (a)  The Restated Articles of Incorporation of the Company, as amended (the “Articles”);
     (b) The Restated Bylaws of the Company, as amended (the “Bylaws”);
     (c)  Resolutions of the Board of Directors of the Company; and
     (d)  Articles of Merger, dated as of  [                    ] (the “Articles of Merger”), pursuant to which [Otter Tail Merger Sub, a Minnesota corporation] merged with Otter Tail Corporation, with the Company being the surviving entity (the “Merger”);
     (e)  Instruments of assignment and assumption (the “Assumption Agreements”) pursuant to which the Company has transferred to [Otter Tail Holding Company], a Minnesota corporation, the name of which corporation has been changed to Otter Tail Corporation (“New OTC”), the Non-Power Company Asset, as defined in the Loan Agreement, and New OTC has assumed the Assumed Liabilities, as defined in the Loan Agreement; and
     (f)  Other instruments and document pertaining to the Reorganization.
     I also have examined such other documents and reviewed such questions of law as I have considered necessary and appropriate for the purposes of this opinion.

7

     In rendering my opinions set forth below, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures (other than the signatures of officers of the Company) and the conformity to authentic originals of all documents submitted to me as copies. I also have assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to my opinion, I have relied upon representations and certificates of officers and other employees of the Company (known by me to have authority to make such representations and certifications on behalf of the Company) and certificates of public officials.
     Based on the foregoing, I am of the opinion that:
     (1)  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota, and is duly qualified and in good standing as a foreign corporation in all other jurisdictions in which its respective present operations or properties require such qualification, except where failure so to qualify or to be in good standing would not constitute an Adverse Event.
     (2)  The Company has corporate power and authority to (a) own and operate its properties and assets and carry on the business of electrical generation and transmission business as presently conducted, as described in the Company’s Annual Report or Form 10-K for the year ended December 31, 2008, and (b) enter into and perform its obligations under the additional Loan Documents delivered in connection with the Reorganization to which it is a party.
     (3)  The execution and delivery of the Loan Documents (including the Assumption Agreements and any other Loan Documents delivered in connection with the Reorganization), the borrowing by the Company under the Loan Agreement and the performance by the Company of its obligations under the Loan Documents to which it is a party have been duly authorized by all necessary corporate action, and the Loan Documents have been duly executed and delivered on behalf of the Company, and constitute valid and binding obligations of the Company, enforceable in accordance with their respective terms.
     (4)  There is no provision in (a) the Company’s Articles or Bylaws, (b) any indenture, mortgage, contract or agreement to which the Company is a party or by which the Company or its properties are bound, (c) any law, statute, rule or regulation or (d) to my knowledge, any writ, order or decision of any court or governmental instrumentality binding on the Company which would be contravened by the execution, delivery or performance by the Company of the Loan Documents to which it is a party, except in the case of clause (b) for any such contravention which would not constitute an Adverse Event.

8

     (5)  The Merger has been completed substantially in accordance with the Articles of Merger.
     (6)  There are no actions, suits or proceedings pending or, to the best of my knowledge, threatened against the Company before any court or arbitrator or by or before any administrative agency or government authority, which either (1) challenge or attempt to enjoin, prevent or invalidate the Reorganization, or (2) if adversely determined, could reasonably be expected to constitute an Adverse Event.
     The opinion set forth in paragraph (3) above is subject to the following qualifications and exceptions:
     (i) Such opinion is subject to the effect of any applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer, statutes of limitation or other similar laws and judicial decisions affecting or relating to the rights of creditors generally.
     (ii) Such opinion is subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, estoppel, election of remedies and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law). In addition, the availability of specific performance, injunctive relief, the appointment of a receiver or other equitable remedies is subject to the discretion of the tribunal before which any proceeding therefor may be brought.
     (iii) I express no opinion as to the enforceability of provisions in the Loan Documents to the extent they contain obligations of the Company to pay any prepayment premium, default interest rate or other form of liquidated damages if the payment of such premium, interest rate or damages may be construed as unreasonable in relation to the actual damages or disproportionate to actual damages suffered by the party claiming such amounts as a result of such prepayment or default.
     (iv) I express no opinion (A) as to the validity, binding effect or enforceability of (1) any provision of the Loan Documents related to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum), (2) waivers by the Company of any statutory or constitutional rights or remedies, (3) terms which excuse any person or entity from liability for such person’s or entity’s negligence or willful misconduct, or (4) cumulative remedies to the extent such cumulative remedies purport to compensate, or would have the effect of compensating, the party entitled to the benefits thereof in an amount in excess of the actual loss suffered by such party; or (B) as to compliance or the effect of noncompliance by you with any state or federal laws or regulations applicable to you in connection with the transactions described in the Loan Documents.

9

     I draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.
     The opinions expressed above are limited to the laws of the State of Minnesota and the federal laws of the United States and I express no opinion as to the laws of any other jurisdiction. I call your attention to the fact that certain of the Loan Documents state that they are governed by New York law. My opinion is based on the assumption that the internal laws of the State of Minnesota would govern the provisions of each such agreement and the transactions contemplated thereby.
     The foregoing opinions are being furnished to you solely for your benefit and may not be relied upon by, nor may copies be delivered to, any other person without my prior written consent.

Very truly yours, George A. Koeck General Counsel and Corporate Secretary

10

Exhibit E
FORM OF ASSIGNMENT AND ASSUMPTION
ASSIGNMENT AND ASSUMPTION AGREEMENT
(Otter Tail Corporation)
     This Assignment and Assumption Agreement (this “Agreement”) dated as of the date set forth in Item I (each reference to an “Item” herein shall be deemed to refer to such Item on Schedule I hereto) is between the party named in Item II (the “Assignor”) and the party named in Item III (the “Assignee”).
WITNESSETH
     The Assignor is a party to a Term Loan Agreement dated as of May 22, 2009 (as amended or otherwise modified from time to time, the “Term Loan Agreement”) among OTTER TAIL CORPORATION (the “Borrower”), various lenders (including the Assignor, collectively, the “Bank Group”) and JPMORGAN CHASE BANK, N.A., as Agent, pursuant to which the Assignor has an outstanding term loan (the “Term Loan”) in the principal amount set forth in Item IV. Unless otherwise defined herein or the context clearly indicates otherwise, capitalized terms used in this Agreement shall have the meanings given them by, and shall be construed as set forth in, the Term Loan Agreement.
     The Assignor and the Assignee agree as follows:
     1. Assignment and Assumption. Subject to the terms and conditions of this Agreement, the Assignor hereby sells, transfers, assigns and delegates to the Assignee, and the Assignee hereby purchases, assumes and undertakes from the Assignor, without recourse and without representation or warranty (except as expressly provided in this Agreement), for an agreed consideration, $                      of the outstanding principal amount of the Term Loan, together with a proportionate share (based on the percentage that the principal amount of the Term Loan transferred hereby is of the entire principal amount of the Term Loan prior to such transfer) of all rights, benefits, obligations, liabilities and indemnities of the Assignor under or in connection with the Term Loan Agreement, including (i) the right to receive payment of principal and (ii) the obligation to indemnify the Agent or any other party under the Term Loan Agreement and to pay all other amounts payable by a Bank under or in connection with the Term Loan Agreement.
     The interest of the Assignor under the Term Loan Agreement assigned hereby (including the principal amount of the Term Loan being assigned to the Assignee and all rights, benefits, obligations, liabilities and indemnities referred to above) is referred to as the “Assigned Share”. The date of the effectiveness of the assignment contemplated hereby is referred to as the “Effective Date”. The portion of the Term Loan assigned hereunder constitutes the percentage set forth in Item V of all outstanding Loans under the Term Loan Agreement. Upon completion of the assignment hereunder, the Assignor will have the percentage set forth in Item VI of all outstanding Loans under the Term Loan Agreement.

     2. Future Payments. The Assignor shall notify the Agent to make all payments with respect to the Assigned Share after the Effective Date directly to the Assignee. The Assignor and Assignee agree and acknowledge that all interest accrued up to the Effective Date is the property of the Assignor, and not the Assignee. The Assignee shall, upon receipt of any payment of interest under the Term Loan Agreement, remit to the Assignor the portion of such interest accrued to the Effective Date.
     3. No Warranty or Recourse. The sale, transfer, assignment and delegation of the Assigned Share is made without warranty or recourse against the Assignor of any kind, except that the Assignor warrants that it has not sold or otherwise transferred any other interest in the Assigned Share to any other party. The Assignor may, however, have sold and may hereafter sell Participations in, or may have assigned or may hereafter assign, portions of its interest in the Term Loan Agreement that in the aggregate (together with the portion assigned hereby), do not exceed 100% of the Assignor’s interest in the Term Loan Agreement.
     4. Covenants and Warranties. To induce the other to enter into this Agreement, each of the Assignee and the Assignor warrants and covenants with respect to itself that:
          (a) Existence. It is (i) in the case of the Assignee, a [                    ] organized under the laws of [                    ] and (ii) in the case of the Assignor, a [                    ] organized under the laws of [                    ];
          (b) Authority. It is duly authorized to execute, deliver and perform this Agreement;
          (c) No Conflict. Its execution, delivery and performance of this Agreement do not conflict with any provision of law or of its charter or by-laws (or equivalent constituent documents) or of any agreement binding upon it; and
          (d) Valid and Binding. All acts, conditions and things required to be done and performed and to have occurred prior to its execution, delivery and performance of this Agreement, and to constitute the same its legal, valid and binding obligation enforceable against it in accordance with the terms hereof, have been done and performed and have occurred in due and strict compliance with all applicable laws.
     5. Covenants and Warranties by the Assignee. To induce the Assignor to enter into this Agreement, the Assignee warrants and covenants that (a) it is purchasing and assuming the Assigned Share in the course of making loans in the ordinary course of its commercial lending business, and (b) it has, independently and without reliance upon the Assignor, and based upon such financial statements and other documents and information as it has deemed appropriate, made its own credit analysis and decision to engage in this purchase and transfer of the Assigned Share. The Assignee acknowledges that the Assignor has not made and does not make any representations or warranties or assume any responsibility with respect to the validity, genuineness, enforceability or collectibility of the Term Loan Agreement or any related instrument, document or agreement.
     6. Promissory Note. Any Note of the Assignor shall be delivered to the Agent or the Borrower at such time and by such means as the Assignor and the Agent or the Borrower shall

12

agree, with the request by the Assignor that the Borrower issue new notes payable to the Assignee and, if applicable, to the Assignee to reflect the assignment of the Assigned Share hereunder.
     7. Payments to the Assignor. All amounts payable to the Assignor hereunder shall be paid in U.S. Dollars by transfer of federal funds to the Assignor, ABA No. [                    ], Account No: [                    ], Reference: [Borrower].
     8. Other Transactions. The Assignee shall have no interest in any property in the Assignor’s possession or control, or in any deposit held or other indebtedness owing by the Assignor, which may be or become collateral for or otherwise available for payment of the Advances by reason of the general description of secured obligations contained in any security agreement or other agreement or instrument held by the Assignor or by reason of the right of set-off, counterclaim or otherwise, except that if such interest is provided for in provisions of the Term Loan Agreement regarding sharing of set-off, the Assignee shall have the same rights as any other Bank under the Term Loan Agreement. The Assignor and its affiliates may accept deposits from, lend money to, act as trustee under indentures for and generally engage in any kind of business with the Borrower, and any person who may do business with or own securities of the Borrower, or any of the Borrower’s subsidiaries. The Assignee shall have no interest in any property taken as security for any other loans or any other credits extended to the Borrower or any of its subsidiaries by the Assignor to the Borrower.
     9. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Assignor and the Assignee.
     10. Expenses. In the event of any action to enforce the provisions of this Agreement against a party hereto, the prevailing party shall be entitled to recover all costs and expenses incurred in connection therewith, including attorneys’ fees and expenses and, without duplication, the allocable cost of in-house legal counsel and staff.
     11. Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     12. Amendments, Changes and Modifications. This Agreement may not be amended, changed, modified, altered, or terminated except by an agreement in writing signed by the Assignor and the Assignee or their permitted successors or assigns).
     13. Withholding Taxes. The Assignee represents and warrants to the Assignor, the Agent and the Borrower that (a) it is a United States Person that the Borrower may treat as an “exempt recipient” within the meaning of Treasury Regulation Section 1.6049-4(c) based on the indicators set forth therein; or (b) it is organized under the laws of a jurisdiction other than the United States or any State thereof and, as of the date hereof, it is entitled to receive interest payments under the Term Loan Agreement without withholding or deduction of any taxes; and (c) it will comply with all applicable U.S. laws and regulations with regard to any withholding tax exemption. If the Assignee is not a United States Person, the Assignee agrees to furnish to the Assignor, the Agent and the Borrower, prior to the time that the Agent or the Borrower is required to make any payment of principal or interest to the Assignee under the Term Loan

13

Agreement, U.S. Internal Revenue Service Form W8ECI, WBEN, W-8IMY and/or W-9 or any successor to such forms, in accordance with applicable U.S. law and regulations and amendments thereto, duly executed and completed by the Assignee.
     14. Entire Agreement. This Agreement sets forth the entire understanding of the parties except for the consents contemplated hereby, and supersedes all prior agreements, arrangements, and understandings relating to the subject matter hereof. No representation, promise, inducement or statement of intent has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not expressly set forth herein.
     15. Counterparts. This Agreement may be executed by the Assignor and the Assignee in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.
[Remainder of page intentionally left blank]

14

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on their behalf by their duly authorized officers as of the date and year first above written.

[Assignor]

By:
Title:

[Assignee]

By:
Title:

[Consents required to become effective as provided in Section 13.3 of the Term Loan Agreement]

Consented to this ___day of , 20___.

JPMORGAN CHASE BANK, N.A., as Agent

By:
Title:

Consented to this ___day of , 20___.

OTTER TAIL CORPORATION d/b/a OTTER TAIL POWER COMPANY, as Borrower

By:
Title:

15

Schedule I
to
Assignment and Assumption

Item I:	Date of Assignment: ___, 20___

Item II:	Assigning Bank: [Name]

Item III:	Assignee: [Name]

Item IV:	Principal Amount of Assignor’s Loan: $

Item V:	Percentage Assigned: %

(Expressed as a percentage of the total aggregate Commitments of the Bank Group, carry out to 10 decimal places; upon the effectiveness of the Assignment, [this will be the Assignee’s “Percentage” under the Term Loan Agreement] [the Assignee’s “Percentage” under the Term Loan Agreement will be increased by such Percentage].)

Item VI:	Revised Percentage of the Assignor: %

(Expressed as a percentage of the total aggregate Commitments of the Bank Group, carry out to 10 decimal places; upon effectiveness of the Assignment, this will constitute the Assignor’s “Percentage” under the Term Loan Agreement.)

16

Schedule 1.1(a)
Commitments and Percentages

	Initial
Bank:	Commitment:	Percentage:
JPMorgan Chase Bank, N.A.	$16,000,000	21.333333333%

Union Bank, N.A.	$16,000,000	21.333333333%

KeyBank National Association	$16,000,000	21.333333333%

Bank of America, N.A.	$11,000,000	14.666666667%

CoBank, ACB	$11,000,000	14.666666667%

Bank of the West	$5,000,000	6.666666667%

Total:	$75,000,000	100.000000000%

17

Schedule 1.1(b)
Material Subsidiaries of Otter Tail Corporation
(as of May 22, 2009)
Varistar Corporation
Aevenia, Inc. (f/k/a Midwest Construction Services, Inc.)
BTD Manufacturing, Inc.
DMI Industries, Inc.
DMS Health Technologies, Inc.
DMS Imaging, Inc.
Foley Company
Idaho Pacific Corporation
Idaho Pacific Holdings, Inc.
Northern Pipe Products, Inc.
ShoreMaster, Inc.
Vinyltech Corporation

18

Schedule 7.6
Litigation & Contingent Liabilities (Section 7.6)
1. Sierra Club v. Otter Tail Corporation d/b/a Otter Tail Power Company, MDU Resources, Inc. and Northwestern Corporation d/b/a Northwestern Energy.*
2. Renewable Energy Systems Americas Inc. and PEAK Wind Development, LLC v. Otter Tail Power Company and Minnkota Power Cooperative, Inc.*

*	For further details regarding these matters, see the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and in the case of item 1, the Borrower’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009, in each case filed with the Securities and Exchange Commission.

19

Schedule 7.11
Existing Liens (Sections 7.11 and 9.8)
Any Lien existing or arising by virtue of Section 10.4 of the Credit Agreement, dated as of July 30, 2008, among the Borrower, the Banks named therein, Bank of America, N.A., as Syndication Agent, and U.S. Bank National Association, as agent for the Banks, as amended.

20

Schedule 7.15

Subsidiaries (Section 7.15)

		Number and Class of
		Shares Issued and
		Owned by Otter Tail
	State of	Corporation or its	Footnote
Company	Organization	Subsidiaries	Ref.
AC Equipment, Inc.	Minnesota	100 Shares Common	(3)
AWI Acquisition Company Limited	Prince Edward	1 Share Common	(8)
	Island
	Canada
Aerial Contractors, Inc.	North Dakota	10 Shares Common	(3)
AgraWest Investments Limited	Prince Edward	5,000,000 Shares Common	(9)
	Island	1,500,000 Shares Class A Preferred
	Canada	1,500,000 Shares Class B Preferred
		1,500 Shares Class C Preferred
Aviva Sports, Inc.	Minnesota	100 Shares Common	(6)
BTD Manufacturing, Inc.	Minnesota	200 Shares Common	(1)
Chassis Liner Corporation**	Minnesota	100 Shares Common	(1)
DMI Industries, Inc.	North Dakota	980 Shares Common	(1)
DMI Canada, Inc.	Canada	1 Share Common	(4)
DMS Health Technologies, Inc.	North Dakota	8,500 Shares Class A	(1)
		5,100 Shares Class B
DMS Imaging, Inc.	North Dakota	1,606 Shares Common Voting	(2)
DMS — Imaging Partners, LLC**	Delaware		(10)
DMS — Imaging Partners II, LLC**	Delaware		(10)
DMS Leasing Corporation**	North Dakota	2,500 Shares Common	(2)
E. W. Wylie Corporation	North Dakota	100 Shares Common	(1)
Foley Company	Missouri	50,000 Shares Common	(1)
Galva Foam Marine Industries, Inc.	Missouri	100,000 Shares Common	(6)
Green Hills Energy, LLC	Minnesota		(5)
Idaho Pacific Holdings, Inc.	Delaware	10,002 Shares Class A Common (voting)	(1)
Idaho-Pacific Corporation	Idaho	400 Shares Common	(8)
Idaho-Pacific Colorado Corporation	Delaware	100 Shares Common	(8)
Lynk3 Technologies, Inc.	Minnesota	100 Shares Common	(3)
Aevenia, Inc. (f/k/a Midwest Construction Services, Inc.)	Minnesota	100 Shares Common	(1)
Miller Welding & Iron Works, Inc.	Minnesota	1,000 Shares Common	(11)
Moorhead Electric, Inc.	Minnesota	80 Shares Common	(3)
Northern Pipe Products, Inc.	North Dakota	10,000 Shares Common	(1)
Otter Tail Assurance Limited	Cayman Islands	50,000 Shares Common	(7)
Otter Tail Energy Services Company, Inc.	Minnesota	1,000 Shares Common	(7)
Overland Mechanical Services, Inc.	Minnesota	100 Shares Common	(5)
Sheridan Ridge I, LLC	Minnesota		(5)
Sheridan Ridge II, LLC	Minnesota		(5)
Shoreline Industries, Inc.	Minnesota	1,000 Shares Common	(6)
ShoreMaster, Inc.	Minnesota	100 Shares Common	(1)
ShoreMaster Costa Rica SRL	Costa Rica	50 quotas	(6)

21

		Number and Class of
		Shares Issued and
		Owned by Otter Tail
	State of	Corporation or its	Footnote
Company	Organization	Subsidiaries	Ref.
St. George Steel Fabrication, Inc.**	Utah	1,000 Shares Common	(1)
T.O. Plastics, Inc.	Minnesota	100 Shares Common	(1)
Varistar Corporation	Minnesota	100 Shares Common	(7)
Ventus Energy Systems, Inc.	Minnesota	100 Shares Common	(3)
Vinyltech Corporation	Arizona	100 Shares Common	(1)

(1)	Subsidiary of Varistar Corporation

(2)	Subsidiary of DMS Health Technologies, Inc.

(3)	Subsidiary of Aevenia, Inc. (f/k/a Midwest Construction Services, Inc.)

(4)	Subsidiary of DMI Industries, Inc.

(5)	Subsidiary of Otter Tail Energy Services Company, Inc.

(6)	Subsidiary of ShoreMaster, Inc.

(7)	Subsidiary of Otter Tail Corporation

(8)	Subsidiary of Idaho Pacific Holdings, Inc.

(9)	Subsidiary of AWI Acquisition Company Limited

(10)	Subsidiary of DMS Imaging, Inc.

(11)	Subsidiary of BTD Manufacturing, Inc.

**	Inactive

22

Schedule 7.16
Partnerships/Joint Ventures (Section 7.16)
     None.

23

Schedule 9.7
Investments (Section 9.7)
Otter Tail Corporation
Detail of Investments

3/31/2009
Investment in Affordable Housing — Otter Tail Corporation (OTC)	$1,325,324
Investment in Loan Pools – Otter Tail Power Company (OTP)	510,604
Investment in Otter Tail Ag (OTP)	500,000
Investment — Moorhead State Lighting – Otter Tail Energy Servcies Company, Inc. (OTESCO)	128,113
Bank of Butterfield discretionary fixed income portfolio (Otter Tail Assurance Limited)
Corporate Bonds	3,502,765
US Treasuries	3,201,316
CoBank (St Paul Bank for Coop’s) — Varistar Corporation	183,819
Other Miscellaneous (DMS Imaging, Inc., OTESCO-Overland Inv, OTP)	159,401

$9,511,341

24

Schedule 12.1
Senior Indebtedness Agreements and Any Notes
to be Retained as Obligations of the Borrower following
Permitted Reorganization
     1. Notes issued under the Note Purchase Agreement, dated as of August 20, 2007, as thereafter amended, between the Borrower and the Noteholders named therein consisting of
     (i) $33,000,000, 5.95% Senior Unsecured Notes, Series A, due 2017;
     (ii) $30,000,000, 6.15% Senior unsecured Notes, Series B, due 2022;
     (iii) $42,000,000, 6.37% Senior Unsecured Notes, Series C, due 2027; and
     (iv) $50,000,000, 6.47% Senior Unsecured Notes, Series D, due 2037.
     2. $20,790,000, Mercer County, North Dakota Pollution Control Refunding Revenue Bonds (Otter Tail Corporation Project) Series 2001.
     3. $10,400,000, Grant County, South Dakota Pollution Control Refunding Revenue Bonds (otter Tail Power Corporation Project) Series 1993.
     4. $5,185,000, Grant County, South Dakota Pollution Control Refunding Revenue Bonds (otter Tail Power Corporation Project) Series 2001.
     5. All of the 6.63% Senior Notes due December 1, 2011, issued under the Note Purchase Agreement dated as of December 1, 2001, as thereafter amended, between the Borrower and the noteholders party thereto, outstanding as of the Permitted Reorganization.
     6. Credit Agreement, dated as of July 30, 2008, among the Borrower, the Banks named therein, Bank of America, N.A., as Syndication Agent, and U.S. Bank National Association, as agent for the Banks, as amended, and all Notes of the Borrower issued pursuant thereto.